UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.    )
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Definitive Proxy Statement

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Soliciting Material under §240.14a-12

Talen Energy Corporation

(Name of Registrant as Specified In Its Charter)

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Talen Energy Corporation
835 Hamilton Street, Suite 150
Allentown, Pennsylvania 18101

NOTICE OF 2016 Annual Meeting of Stockholders

To our Stockholders:
The Annual Meeting of Stockholders of Talen Energy Corporation, a Delaware corporation, will be held on Tuesday, May 24, 2016, at 9:00 A.M., local time, at the Sofitel Hotel, located at 45 West 44th Street, New York, New York 10036, for the following purposes:
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to elect eight directors, as listed in the Proxy Statement, for a term of one year;

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to ratify the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the year ending December 31, 2016;

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to approve, in a non-binding advisory vote, the compensation of our named executive officers;

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to conduct a non-binding advisory vote on the frequency of holding future non-binding advisory votes regarding executive compensation; and

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to consider such other business as may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting.

These items of business are more fully described in the Proxy Statement. The record date for determining those stockholders who will be entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements of the Annual Meeting is March 31, 2016.
Please note that only stockholders and their proxies are invited to attend the Annual Meeting. If you plan to attend the Annual Meeting, please check the box provided on the proxy card, or, if you vote over the Internet or by telephone, follow the instructions provided to indicate that you plan to attend. Whether or not you plan to attend the Annual Meeting, we urge you to vote so that your stock will be represented and voted at the Annual Meeting.
By Order of the Board of Directors,
Paul M. Breme
Vice President, General Counsel and
Corporate Secretary
Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to be Held on May 24, 2016:
The Proxy Statement and the Annual Report are Available at
www.proxyvote.com

Proxy Statement Contents
I. ABOUT THE ANNUAL MEETING	1
II. PROPOSALS	5
Proposal 1: Election of Directors	5
Proposal 2: Ratification of the Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for the Year Ending December 31, 2016	7
Proposal 3: Non-Binding Advisory Vote to Approve Named Executive Officer Compensation	7
Proposal 4: Non-Binding Advisory Vote on the Frequency of Holding Future Non-Binding Advisory Votes Regarding Executive Compensation	8
III. CORPORATE GOVERNANCE	9
The Board	9
Director Independence	9
Board Meetings	9
Leadership Structure.	9
Executive Sessions	9
Code of Ethics	9
Role in Risk Oversight	9
Contacting the Board of Directors	10
Board Committees	10
Audit Committee	10
Report of the Audit Committee	11
Fees to the Independent Auditor for 2015 and 2014	12
Compensation, Governance and Nominating Committee	13
Oversight of Compensation Matters	13
Governance and Director Nominations	13
Compensation Committee Interlocks and Insider Participation	14
Nuclear Oversight Committee	14
Board Compensation	15
Stock Ownership Guidelines for Directors	16
IV. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	17
Principal Stockholders	17
Section 16(a) Beneficial Ownership Reporting Compliance	19
V. CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	20
VI. EXECUTIVE COMPENSATION	23
Compensation Committee Report	23
Compensation Discussion and Analysis	23
2015 Summary Compensation Table	39
2015 Grants of Plan-Based Awards	40
2015 Outstanding Equity Awards at Fiscal Year-End	42
2015 Option Exercises and Stock Vested	43
Pension Benefits in 2015	44
2015 Nonqualified Deferred Compensation	45
Potential Payments Upon Termination or Change in Control of Talen Energy	46
i

PROXY STATEMENT FOR THE
2016 ANNUAL MEETING OF STOCKHOLDERS

I.   ABOUT THE ANNUAL MEETING
Why am I receiving these proxy materials?
We are providing these proxy materials to stockholders of Talen Energy Corporation (referred to throughout this Proxy Statement as Talen Energy, we, our or the Company) in connection with the solicitation by our Board of Directors, or the Board, of proxies to be voted at our Annual Meeting of Stockholders that will take place on Tuesday, May 24, 2016. You are cordially invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.
We first released the proxy materials to stockholders on or about April 12, 2016. We either (1) mailed you a Notice of Internet Availability of Proxy Materials, or the Notice of E-Delivery, notifying each stockholder entitled to vote at the Annual Meeting how to vote and how to electronically access a copy of this Proxy Statement and our Annual Report for the fiscal year ended December 31, 2015, which together we refer to as the Proxy Materials, or (2) mailed you a paper copy of the Proxy Materials and a proxy card in paper format. If you have not received, but would like to receive, a paper copy of the Proxy Materials and a proxy card in paper format, you should follow the instructions for requesting such materials contained in the Notice of E-Delivery.
On what matters am I being asked to vote?
There are four proposals scheduled to be voted on at the Annual Meeting:
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to elect eight directors, as listed in this Proxy Statement, for a term of one year;

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to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016;

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to approve, on a non-binding advisory basis, the compensation of our named executive officers; and

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to conduct a non-binding advisory vote on the frequency of holding future non-binding advisory votes regarding executive compensation.

Who is entitled to vote at the Annual Meeting?
Holders of our common stock as of the close of business on March 31, 2016 will be entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote with respect to each matter to be voted on at the Annual Meeting. As of the close of business on March 31, 2016, the record date, there were 128,526,720 shares of common stock outstanding.
A list of stockholders entitled to vote at the Annual Meeting will be open to examination by any stockholder, for any purpose germane to the meeting, at the location of the Annual Meeting on May 24, 2016 and during ordinary business hours for 10 days prior to the meeting at our headquarters located at 835 Hamilton Street, Suite 150, Allentown, PA 18101 through the office of the Corporate Secretary.

How do I vote my shares at the Annual Meeting?
If you are a “record” stockholder of our common stock (that is, if you hold common stock in your own name in the stock records maintained by our transfer agent, Wells Fargo Bank, N.A.), you may vote:
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over the Internet or by using a toll-free telephone number by following the instructions included with your proxy card or Notice of E-Delivery. Please be aware that, if you vote in this manner, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m. ET on May 23, 2016.

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if you received the Proxy Materials through the mail, by completing, signing and dating the proxy card and returning it to us by 11:59 p.m. ET on May 23, 2016.

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by casting your ballot in person at the Annual Meeting.

“Street name” holders of our common stock (that is, stockholders who hold our common stock through a bank, broker or other nominee) who wish to vote at the Annual Meeting will need to follow the voting instructions provided by their bank, broker or other nominee.
Can I change my vote after I return my proxy card or after I vote electronically or by telephone?
Yes. After you have submitted a proxy, you may change your vote at any time before the proxy is exercised by submitting a proxy bearing a later date or by delivering to the Secretary of the Company a notice of revocation. You may change your vote by: (i) submitting a new proxy card prior to the date of the Annual Meeting, (ii) voting again prior to the time at which the Internet and telephone voting facilities close by following the procedures applicable to those methods of voting or (iii) attending the Annual Meeting in person and submitting a properly completed ballot at the designated time. In each event, the later submitted vote will be recorded and the earlier vote revoked.
Who can attend the Annual Meeting?
If you are a stockholder of record and you received a Notice of E-Delivery, the Notice of E-Delivery will serve as your admission ticket. If you are a stockholder of record who received or requested printed copies of the Proxy Materials by mail, your admission ticket is enclosed with your Proxy Materials. You will need to bring your Notice of E-Delivery or admission ticket, as applicable, along with picture identification, to the Annual Meeting. If you own stock in street name through a bank, broker or other nominee, please bring to the meeting proof of your common stock ownership. Examples of proof of ownership include your most recent brokerage statement, an ownership confirmation letter from your bank or broker, or your Notice of E-Delivery or voting instruction form sent to you by your bank or broker, along with picture identification. We will use your proof of ownership documents to verify that you may attend the meeting. You may vote shares held in street name at the Annual Meeting only if you obtain a signed proxy from the record holder (bank, broker or other nominee) giving you the right to vote the shares.
What constitutes a quorum?
In order to conduct the Annual Meeting, a majority of the voting power of the common stock outstanding and entitled to vote must be present, in person or by proxy, in order to constitute a quorum.
What vote is required to elect directors and to approve each of the proposals discussed in this Proxy Statement?
The election of directors at the Annual Meeting requires the affirmative vote of a plurality of the votes cast at the Annual Meeting by shares represented in person or by proxy and entitled to vote for the election of directors. Under our Guidelines for Corporate Governance, in an uncontested election, any incumbent director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election is required to tender his or her resignation promptly to the Board for consideration by the Compensation, Governance and Nominating Committee following certification of the stockholder vote.

In the case of the proposal to determine the frequency of holding future non-binding advisory votes regarding executive compensation, the frequency that receives the highest number of votes cast will be deemed to be the frequency selected by the stockholders in the non-binding advisory vote.
Each other item to be voted upon at the Annual Meeting requires the affirmative vote of a majority of the voting power of the stock represented in person or by proxy and entitled to vote on the matter for approval.
How are votes counted?
With respect to the election of directors, you may vote “FOR” all nominees for the Board or you may “WITHHOLD” authority to vote for one or more nominees. A “WITHHOLD” vote will have the same effect as an abstention and will not count as a vote “FOR” or “AGAINST” a director because directors are elected by plurality voting, but will count for purposes of determining if a quorum is present at the Annual Meeting.
With respect to (i) the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm and (ii) the non-binding advisory vote to approve executive compensation, you may vote “FOR,” “AGAINST” or “ABSTAIN.” An abstention will have the same effect as an “AGAINST” vote for these proposals and will count for purposes of determining if a quorum is present at the Annual Meeting.
With respect to the proposal to determine the frequency of holding future non-binding advisory votes regarding executive compensation, you may vote for “EVERY YEAR,” “EVERY 2 YEARS,” or “EVERY 3 YEARS” or you may “ABSTAIN.” Abstentions will count for purposes of determining if a quorum is present but will have no effect on this vote because the frequency that receives the highest number of votes cast will be deemed the frequency selected by stockholders in the non-binding advisory vote.
What is a “broker non-vote” and how is it counted?
If you are a street name stockholder, your bank, broker or other holder of record is permitted to vote your stock on the ratification of Ernst & Young LLP as our registered public accounting firm, or our independent auditor, even if that bank, broker or other holder does not receive voting instructions from you. Absent your instructions, a bank, broker or other similar holder may not vote on (i) the election of directors, (ii) the non-binding advisory vote on named executive officer compensation or (iii) the non-binding advisory vote regarding the frequency of holding future non-binding advisory votes regarding executive compensation. On those matters, without your voting instructions, a “broker non-vote” will occur. A “broker non-vote” occurs when a bank, broker or other similar holder of record holding shares for a beneficial owner does not vote on a particular proposal because that bank, broker or other holder does not have discretionary voting power under New York Stock Exchange, or NYSE, rules for that particular proposal and has not received instructions from the beneficial owner on how to vote the shares. If you hold your shares in street name through a bank, broker or other nominee, shares represented by “broker non-votes” will be counted in determining whether there is a quorum but will have no effect on the outcome of any such proposal.
How does the Board recommend that I vote?
Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board’s recommendation is set forth below together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote as follows:
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Proposal No. 1, FOR the election of the eight nominated directors listed in this Proxy Statement;

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Proposal No. 2, FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

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Proposal No. 3, FOR the approval, in a non-binding advisory vote, of the compensation of our named executive officers; and

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Proposal No. 4, “EVERY YEAR” for the frequency for holding future non-binding advisory votes regarding executive compensation.

At the date this Proxy Statement went to press, the Board had no knowledge of any business other than that described in this Proxy Statement that would be presented for consideration at the Annual Meeting. If any other business should properly come before the Annual Meeting, or any adjournment thereof, the proxy holders will vote on such matters as recommended by the Board or, if no recommendation is given, in their own discretion in the best interests of the Company.
Who will oversee the voting results?
American Election Services, LLC, 11140 Rockville Pike, Suite 100-302, Rockville, Maryland MD 20852 is expected to act as Inspector of Elections and oversee the voting results.
Who conducts the proxy solicitation, and how much will it cost?
We will pay the cost of soliciting proxies on behalf of the Board. In addition to the solicitation by mail, we may solicit proxies in person, over the Internet, by telephone or by facsimile. We have retained Georgeson LLC to assist in the solicitation of proxies for the Annual Meeting. We expect that the remuneration to Georgson LLC for its services will not exceed $12,000, plus reimbursement for out-of-pocket expenses. In addition, brokers, banks and other holders of record who hold stock for the benefit of others will be asked to send proxy materials to the beneficial owners of our stock, and we will reimburse them for their expenses.
When are stockholder proposals due for the next annual meeting?
Any stockholder who intends to present a proposal at the 2017 Annual Meeting of Stockholders (the “2017 Annual Meeting”) must send the proposal via standard mail, overnight delivery or other courier service, to the Vice President, General Counsel and Corporate Secretary at 835 Hamilton Street, Suite 150, Allentown, PA 18101 so that it is received:
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on or before December 13, 2016, if the proposal is submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, for inclusion in our proxy materials for the 2017 Annual Meeting; or

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on or after January 24, 2017 and on or before February 23, 2017, if the proposal is submitted pursuant to the advance notice procedure contained in our by-laws with regard to director nominations and stockholder proposals that are not submitted for inclusion in the Company’s proxy materials but that a stockholder instead wishes to present directly at the 2017 Annual Meeting.

In order to be considered at the 2017 Annual Meeting, all proposals submitted must comply with the requirements set forth in our by-laws.
What is householding, and how does it affect me?
SEC rules permit companies and intermediaries such as banks and brokers to satisfy delivery requirements with respect to two or more stockholders sharing the same address by delivering a single annual report and proxy statement or a single notice of internet availability of proxy materials addressed to those stockholders. This process is commonly referred to as “householding.” While the Company does not household, a number of brokerage firms with account holders who are Talen Energy stockholders may institute householding. Once you have received notice from your bank or broker that it will be householding materials to your address, householding generally will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice of internet availability of proxy materials, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, you should contact your bank or broker.
Where can I find more information about the Company?
You can find out more about the Company by visiting our Investor & Media Relations website at www.talenenergy.investorroom.com. In fact, in several places in this Proxy Statement we will identify certain corporate governance documents that are available through that website. Please note, however, that the information contained on our website is not incorporated by reference in, or considered to be a part of, this Proxy Statement.

II.   PROPOSALS
PROPOSAL 1:   ELECTION OF DIRECTORS
Eight members of our Board are standing for re-election to hold office until the next Annual Meeting of Stockholders. Each nominee elected as a director will continue in office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal. All of the nominees have indicated that they will be willing and able to serve as directors. If any nominee becomes unwilling or unable to serve as a director, the Board may propose another person in place of that nominee, and the individuals designated as your proxies will vote to appoint that proposed person. Alternatively, the Board may decide to reduce the number of directors constituting the full Board.
The proxies appointed by the Board intend to vote the proxy FOR the election of each of these nominees, unless you vote otherwise.
Nominees for Directors:
Ralph Alexander, age 61, has served as a member of our Board since June 2015. Mr. Alexander is a partner of Riverstone Holdings LLC, or Riverstone, an energy and power-focused private equity firm, which he joined in September 2007. In addition to serving on the boards of a number of Riverstone portfolio companies and their affiliates, Mr. Alexander has served on the board of EP Energy Corporation, a leading North American oil and natural gas producer, since September 2013, the board of the general partner of Enviva Partners, LP, an aggregator and processor of wood fiber and pellets, since November 2013, and the board of Niska Gas Storage Partners LLC, an owner and operator of gas storage in North America, since December 2014. He previously served on the boards of Stein Mart, Inc., a retailer for clothing, accessories, housewares and home decor (2007 – June 2014), KiOR, Inc., a renewable fuels company (2011 –  May 2013), and Amyris, Inc., a renewable products company (2007 – July 2013). Mr. Alexander has been nominated to serve on our Board for, among other reasons, his appointment to our Board by affiliates of Riverstone pursuant to a stockholder agreement and his experience with the energy industry, which enables him to provide critical insight and guidance to our management team and board of directors. Please see the section of this Proxy Statement titled Certain Relationships and Related Party Transactions — Stockholder Agreement for more information.
Frederick M. Bernthal, age 73, has served as a member of our Board since June 2015. Dr. Bernthal is the retired president of Universities Research Association, or URA, a position he held from 1994 until March 2011. URA is a consortium of research universities engaged in the construction and operation of major research facilities on behalf of the U.S. Department of Energy and the National Science Foundation. Dr. Bernthal served as a director of PPL Corporation from 1997 until June 2015. Dr. Bernthal has been nominated to serve on our Board for, among other reasons, his prior service as a member of the Nuclear Regulatory Commission from 1983 to 1985 and his governmental and leadership experience, which enable him to provide a unique point of view and knowledge to a company having nuclear operations. It should be noted that the Company’s Guidelines for Corporate Governance provide that non-employee directors shall retire prior to the annual meeting of stockholders which follows their 73rd birthday; provided, however, that if the Board determines that it is in the best interests of the Company to nominate for reelection a director who is 73 years old or more, then it may do so. After taking into account Dr. Bernthal’s background and experience as set forth above, the Board determined it is in the best interest of the Company to nominate Dr. Bernthal for reelection at the 2016 Annual Meeting.
Edward J. Casey, Jr., age 58, has served as a member of our Board since June 2015. Mr. Casey is a director and chief operating officer of Serco Group plc, a company that provides professional, technology and management outsourcing services. Before accepting his current position in 2013, Mr. Casey served as chief executive officer of the U.S. subsidiary of Serco Group plc, Serco Inc., from 2005 to 2013 and has sat on the board of Serco Inc. since 2006, including serving as Chairman from 2006 to 2013. Mr. Casey has been nominated to serve on our Board for, among other reasons, his appointment to our Board by affiliates of Riverstone pursuant to a stockholder agreement and his knowledge of the energy and financial services industries, which enables him to provide critical insight and guidance to our management team and Board. Please see the section of this Proxy Statement titled Certain Relationships and Related Party Transactions — Stockholder Agreement for more information.

Philip G. Cox, age 64, has served as a member of our Board since June 2015. Mr. Cox retired in April 2013 as chief executive officer of International Power plc, a global independent power producer. He was promoted to that position in 2003 after serving in his previous role of chief financial officer. Mr. Cox serves as chairman of Drax Group plc, an electrical power generation company, and as chairman of Global Power Generation, a joint venture between the Kuwait Investment Authority and Gas Natural Fenosa that develops and manages power generation assets outside of the U.S. He previously served on the boards of International Power plc (currently known as Engie Energy International), an international electricity generation company (2003 – April 2013); Meggitt PLC, an engineering business specializing in aerospace equipment (2012 – January 2015); Tractebel Energia S.A., a company providing life-cycle consultancy and engineering in power, nuclear, gas, industry and infrastructure (2011 – March 2013); and Wm Morrison Supermarkets PLC, a supermarket chain (April 2009 – January 2016). He also served as a director of PPL Corporation from May 2013 until June 2015. Mr. Cox has been nominated to serve on our Board for, among other reasons, his experience as the chief executive officer and chief financial officer of a global energy company and his other leadership and accounting roles throughout his career, all of which enable him to provide insight to our Board and management team regarding operational, global business and financial matters.
Paul A. Farr, age 48, has served as our Director, President and Chief Executive Officer since June 2015. He served as president of PPL Energy Supply, LLC (currently known as Talen Energy Supply, LLC) and PPL Generation, LLC (currently known as Talen Energy Generation, LLC) from June 2014 until June 2015. He also previously served as executive vice president and chief financial officer of PPL Corporation from April 2007 until June 2014. Mr. Farr has been nominated to serve on our Board for, among other reasons, his experience as a chief executive officer and chief financial officer, along with his extensive knowledge of our company and the industry in which we operate, all of which enable him to provide insight to the Board regarding organizational, operational and financial matters.
Louise K. Goeser, age 62, has served as a member of our Board since June 2015. Since March 2009, Ms. Goeser has served as president and chief executive officer of Grupo Siemens S.A. de C.V. and is responsible for Siemens Mesoamérica. Siemens Mesoamérica is the Mexican, Central American and Caribbean unit of multinational Siemens AG, a global engineering company operating in the industrial, energy and healthcare sectors. She serves as a director of MSC Industrial Direct Co., Inc., an industrial equipment distributor. Ms. Goeser also served as a director of PPL Corporation from 2003 until June 2015. She has been nominated to serve on our Board for, among other reasons, her years of demonstrated leadership and business experience in a variety of industry and international positions, which enable her to provide insight and guidance to the Board and our management team on a variety of organizational and operational management matters.
Stuart E. Graham, age 70, has served as a member of our Board since June 2015. He served as president and chief executive officer of Skanska AB, an international project development and construction company, from 2002 to 2008, and served on its board of directors for the same period of time. He continued to serve as chairman of Skanska USA Inc., a U.S. subsidiary of that company, until May of 2011, and he remains non-executive chairman of Skanska AB through April 2016. Mr. Graham also is a director of Harsco Corporation, a worldwide industrial services company. Mr. Graham also served as a director of PPL Corporation from 2008 until June 2015. Mr. Graham has been nominated to serve on our Board for, among other reasons, his service as the chief executive officer of a global construction firm and his leadership experience from a variety of public company boards, which enable him to provide organizational and operational skills and global business experience to our Board.
Michael B. Hoffman, age 65, has served as a member of our Board since June 2015. Mr. Hoffman is a partner of Riverstone, an energy and power-focused private equity firm, which he joined in 2003. In addition to serving on the boards of a number of Riverstone portfolio companies and their affiliates, Mr. Hoffman currently serves as a director of Pattern Energy, Inc., an independent wind power company, as a director of the general partner of Enviva Partners, LP, an aggregator and processor of wood fiber and pellets, and is the chairman of Onconova Therapeutics, Inc., a clinical stage biopharmaceutical company. Mr. Hoffman has been nominated to serve on our Board for, among other reasons, his appointment to our Board by affiliates of Riverstone pursuant to a stockholder agreement, his experience with the energy industry and his investment banking experience, which enables him to provide critical insight and guidance to our management team and Board. Please see the section of this Proxy Statement titled Certain Relationships and Related Party Transactions — Stockholder Agreement for more information.
The Board of Directors recommends that you vote
FOR the election of each of these nominees for director.
PROPOSAL 2:   RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2016
The Audit Committee has appointed Ernst & Young LLP, or E&Y, as our independent registered public accounting firm to audit the financial statements of Talen Energy and its subsidiaries for the fiscal year ending December 31, 2016. E&Y has been our principal independent auditor since we became publicly traded in June 2015, and it has audited the financial statements of Talen Energy Supply, LLC, our indirect, wholly owned subsidiary, since January 1, 2006.
In determining whether to reappoint E&Y for the fiscal year ended December 31, 2016, the Audit Committee considered several factors including, among other things:
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E&Y’s knowledge of our business;

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E&Y’s independence and objectivity;

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E&Y’s professional qualifications;

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E&Y’s historical and recent performance, including the extent and quality of E&Y’s communications with the Audit Committee and feedback from management regarding E&Y’s overall performance; and

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the appropriateness of E&Y’s fees, both on an absolute basis and as compared with its peers.

The Audit Committee believes that the continued retention of E&Y as our independent registered public accounting firm is in the best interest of the Company and our stockholders, and we are asking our stockholders to ratify the selection of E&Y as our independent registered public accounting firm for the year ending December 31, 2016. Although ratification is not required, the Board is submitting this proposal to our stockholders because we value our stockholders’ views and as a matter of good corporate practice.
In the event that our stockholders fail to ratify E&Y as the Company’s independent registered public accounting firm, it will be considered a recommendation to the Audit Committee to consider the selection of a different firm. Even if the appointment is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the fiscal year if it determines that such a change would be in the best interests of the Company and our stockholders.
A representative of E&Y is expected to be present at the Annual Meeting. The representative will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.
For more information regarding the Audit Committee and the fees paid by the Company to E&Y during 2015, please see the section titled Corporate Governance — Board Committees — Audit Committee.
The Board of Directors recommends that you vote FOR
the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016.
PROPOSAL 3:   NON-BINDING ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
As required by the the Dodd–Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and related SEC rules, we are asking our stockholders to approve, on a non-binding, advisory basis, the compensation of our named executive officers as described in this Proxy Statement, including the section titled Executive Compensation — Compensation Discussion and Analysis. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation.

As described in detail under the section titled Executive Compensation — Compensation Discussion and Analysis, our executive compensation programs are designed to attract, motivate and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term, and strategic goals, corporate goals and the realization of increased stockholder value.
Please read the Compensation Discussion and Analysis section of this Proxy Statement for additional details about our executive compensation programs, including information about the fiscal year 2015 compensation of our named executive officers. For 2015, it is notable that the Company’s operating performance exceeded the targets established with respect to the primary performance measures utilized for purposes of our incentive compensation plans.
The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation, Governance and Nominating Committee or our Board. Our Board and the Compensation, Governance and Nominating Committee value the views of our stockholders and will carefully review and consider the voting results for this proposal when evaluating our executive compensation programs.
The language of the resolution to be approved by our stockholders is as follows:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
The Board of Directors recommends a vote,
on a non-binding advisory basis, FOR the approval of the compensation of our named executive officers as disclosed in this Proxy Statement.
PROPOSAL 4:   NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE NON-BINDING ADVISORY VOTES REGARDING EXECUTIVE COMPENSATION
As required by the Dodd-Frank Act and related SEC rules, we are asking our stockholders to vote, on a non-binding, advisory basis, for their preference regarding the frequency of future non-binding advisory votes on the compensation of our named executive officers. Specifically, stockholders may vote on whether the non-binding advisory vote on the compensation of our named executive officers should occur every year, every two years or every three years.
The Board has given consideration to the preferred frequency of the non-binding advisory vote on the compensation of our named executive officers. After considering the benefits and consequences of available options, the Board recommends that stockholders vote in favor of holding the non-binding advisory vote on the compensation of our named executive officers every year. An annual non-binding advisory vote would provide the Board with consistent feedback from our stockholders on this important matter.
When voting on this proposal, stockholders should understand that they are not voting “for” or “against” the recommendation of the Board to hold the non-binding advisory vote every year. Rather, stockholders will have the option to choose whether to approve holding future non-binding advisory votes on the compensation of our named executive officers every year, every two years or every three years, or to abstain entirely from voting on the matter.
The option that receives the most votes from stockholders will be the frequency of the non-binding advisory vote on the compensation of our named executive officers that stockholders recommend. Although this advisory vote is not binding, the Board will review and consider the outcome of this vote when making its determination as to the frequency of future non-binding advisory stockholder votes on the compensation of our named executive officers.
The Board of Directors recommends a vote, on a non-binding advisory basis, for the option of EVERY YEAR as the preferred frequency
of future non-binding advisory votes on executive compensation.

III.   CORPORATE GOVERNANCE
THE BOARD
Our business and affairs are managed under the direction of our Board, which is required to abide by our Guidelines for Corporate Governance. Stockholders can review our Guidelines for Corporate Governance on our Investor & Media Relations website at www.talenenergy.investorroom.com.
Director Independence.   Under our Guidelines for Corporate Governance, the term “independent director” means a director who is subject to classification as such under applicable NYSE listing standards and who the full Board has affirmatively determined, not less than annually, has no relationship with the Company that would compromise the director’s status as an independent director. In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NYSE independence definition, our Board will determine, considering all relevant facts and circumstances, whether such relationship is material. In accordance with our Guidelines for Corporate Governance, the Board has determined that each of Messrs. Bernthal, Casey, Cox and Graham and Ms. Goeser, who collectively constitute a majority of our directors, meets the independence criteria set forth in SEC regulations and NYSE listing standards, including, where applicable, those specifically relating to service on the Audit Committee and the Compensation, Governance and Nominating Committee.
Board Meetings.   The Board met 10 times during 2015 following our initial public offering in June 2015. Each director attended at least 75% of the meetings held by the Board and the committees on which he or she served during the year. Directors are expected to attend all meetings of stockholders, the Board and the committees on which they serve. Because the Company became a standalone, publicly traded company in June 2015, the 2016 Annual Meeting of Stockholders will be its first annual meeting.
Leadership Structure.   Mr. Graham, one of our independent directors, currently serves as the non-executive Chairman of the Board and has served in that capacity since June 2015. In his role as Chairman, Mr. Graham oversees meetings of the independent directors and acts as a liaison between the independent directors and our Chief Executive Officer. While the appropriate Board leadership structure may vary over time as circumstances warrant, the Company currently believes that the designation of an independent, non-executive Chairman provides the Board with independent leadership while allowing the Chief Executive Officer to concentrate on the operations of the business.
Executive Sessions.   The independent directors periodically meet in regular executive sessions during Board meetings without management present, and Mr. Graham, our non-executive Chairman, chairs these executive sessions.
Code of Ethics.   Our Code of Business Ethics applies to all Board members and employees of the Company and its subsidiaries, including the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer and any other employee with any responsibility for the preparation and filing of documents with the SEC. The Code of Business Ethics covers a variety of topics, including those required to be addressed by the SEC and the NYSE. Topics covered include, but are not limited to, conflicts of interest, confidentiality of information and compliance with applicable laws and regulations. The Code of Business Ethics is available at our Investor & Media Relations website at www.talenenergy.investorroom.com in the Corporate Governance section. We may post amendments to or waivers of the provisions of the Code of Business Ethics made with respect to any of our directors and executive officers on that website. During 2015, no amendments to or waivers of the provisions of the Code of Business Ethics were made with respect to any of our directors or executive officers.
Role in Risk Oversight.   The Board provides oversight of the Company’s risk management practices. The Board reviews material risks associated with the Company’s business plan periodically as part of its consideration of the ongoing operations and strategic direction of the Company. At meetings of the Board and its committees, directors receive periodic updates from management regarding risk management activities. Outside of formal meetings, the Board, its committees and individual Board members have full access to executive officers and other key employees, including the Chief Executive Officer, the Chief Financial Officer and the General Counsel. The Board does not believe that the Company’s current leadership structure affects the Board’s role in risk oversight of the Company.

In furtherance of its oversight of the Company’s risk management practices, each of the committees of the Board reports regularly to the full Board on risk-related matters. The committees also oversee the management of material risks that fall within each of their areas of responsibility. In performing this function, each committee has full access to management as well as the ability to engage advisers.
Contacting the Board of Directors.   Stockholders or interested parties who desire to contact any of our directors or the Board as a group may do so by writing to: Board of Directors, c/o Vice President, General Counsel and Corporate Secretary, Talen Energy Corporation, 835 Hamilton Street, Suite 150, Allentown, PA 18101. Communications received are distributed to the Chairman or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received. For example, communications regarding accounting, internal accounting controls and auditing matters generally will be forwarded to the Chairman of the Audit Committee.
BOARD COMMITTEES
There are three standing committees of the Board: the Audit Committee, the Compensation, Governance and Nominating Committee, or CGNC, and the Nuclear Oversight Committee. Each committee has a charter that is available at our Investor & Media Relations website at www.talenenergy.investorroom.com.
Set forth below is a chart summarizing Board committee membership and the number of meetings held by each committee during 2015 since we became publicly traded on June 1, 2015:
	Audit Committee(1)	Compensation, Governance and Nominating Committee(1), (2)	Nuclear Oversight Committee
Number of Meetings	6	5	2
Name of Director:
Ralph Alexander			X
Frederick M. Bernthal	X		X*
Edward J. Casey, Jr.	X	X
Philip G. Cox	X*
Paul A. Farr
Louise K. Goeser	X	X
Stuart E. Graham†		X*	X
Michael B. Hoffman			X
X = Committee Member; * = Chairperson; † = Non-Executive Chairman of the Board

(1)
Each committee member is “independent,” consistent with our Guidelines for Corporate Governance, NYSE listing standards and applicable SEC rules for board and committee members.

(2)
Each member of the CGNC is a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code.

Audit Committee.   The primary function of the Audit Committee is to assist the Board in the oversight of:
•
the integrity of the financial statements of the Company and its subsidiaries;

•
the effectiveness of the Company’s internal control over financial reporting;

•
the Company’s compliance with legal and regulatory requirements;

•
the qualifications and independence of the Company’s independent auditor; and

•
the performance of the Company’s independent auditor and internal audit function.

The Board has determined that Mr. Cox qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations of the SEC and that all members are “financially literate” under applicable NYSE rules.
Report of the Audit Committee
The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to, among other items, the integrity of the Company’s financial statements. Company management is responsible for the preparation and integrity of the Company’s financial statements, the financial reporting process and the associated system of internal control over financial reporting and assessing the effectiveness of such control. The Company’s independent auditor, E&Y, is responsible for auditing the Company’s annual financial statements, expressing an opinion as to whether the financial statements present fairly, in all material respects, the Company’s financial position and results of operations in conformity with U.S. generally accepted accounting principles, and, when applicable, expressing an opinion as to the effectiveness of internal control over financial reporting in accordance with the Standards of the Public Company Accounting Oversight Board (PCAOB). The Audit Committee’s responsibility is to monitor and review these processes. Among other duties, the Audit Committee has reviewed and discussed the audited financial statements, significant accounting policies, and other disclosures with management and the independent auditor. The Audit Committee has also reviewed and discussed highlights of quarterly earnings calls and earnings press releases.
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor. The independent auditor reports directly to the Audit Committee, and the Audit Committee is responsible for preapproving all audit and permitted non-audit services to be provided by the independent auditor. In determining whether to reappoint the independent auditor, the Audit Committee takes into consideration various factors, including, but not limited to:
•
the independent auditor’s knowledge of our business;

•
the independent auditor’s independence and objectivity;

•
the performance of the independent auditor on the audit;

•
the professional qualifications of the independent auditor;

•
the quality of ongoing discussions with the independent auditor; and

•
the appropriateness of the independent auditor’s fees, both on an absolute basis and as compared with its peers.

The Audit Committee has discussed with the independent auditor the matters required to be discussed by the applicable standards adopted by the Public Company Accounting Oversight Board, or PCAOB, and the rules of the SEC including the appropriateness and application of accounting principles. The Audit Committee has received the written disclosures and the letter from the Company’s independent auditor required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence and has had discussions with E&Y about its independence. The Audit Committee also considered whether the provision of non-audit services by E&Y is compatible with maintaining the independence of such independent auditor.
In the performance of its responsibilities, the Audit Committee met periodically with the internal auditor and E&Y, with and without management present, to discuss the results of their examinations, their evaluations of the company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting. The Audit Committee also met periodically with various members of management to discuss compliance activities. With respect to risk management, the Audit Committee held discussions with management regarding risks applicable to the Company’s financial results, internal control over financial reporting and related matters. The Audit Committee has reviewed and discussed, together with management and the independent auditor, management’s assessment of internal controls relating to the adequacy and effectiveness of financial reporting. The Audit Committee has also reviewed the process utilized in connection with the certifications of the Chief Executive Officer and the Chief Financial Officer

under the Sarbanes-Oxley Act of 2002 and related SEC rules for the Company’s annual and quarterly filings with the SEC. In addition, the Audit Committee has established a process and procedures for the receipt, retention and treatment of complaints regarding accounting or auditing matters.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.
Audit Committee
Frederick M. Bernthal
Edward J. Casey, Jr.
Philip G. Cox (Chair)
Louise K. Goeser
Fees to the Independent Auditor for 2015 and 2014
For the fiscal years ended December 31, 2015 and 2014, E&Y served as our principal independent auditor. The following table presents fees for professional services rendered by E&Y for the audit of our annual financial statements, including expenses, for the fiscal years ended December 31, 2015 and 2014, and also includes fees for other services rendered.
	2015(d)	2014(d)
	(In thousands)
Audit fees(a)	$3,332	$1,483
Audit-related fees(b)	287	—
Tax fees(c)	371	49
All other fees	—	—
Total Fees	$3,990	$1,532

(a)
Includes fees for audits of annual financial statements and reviews of financial statements included in our Quarterly Reports on Form 10-Q and services in connection with statutory and regulatory filings or engagements including comfort letters and consents for financings and filings made with the SEC.

(b)
Includes performance of due diligence and consultation services in connection with merger and acquisition activities.

(c)
Includes fees for tax advice in connection with merger and acquisition activities as well as advice related to capital expenditures on certain hydro-electric plant upgrades and various state and local tax issues.

(d)
The Company became publicly traded on June 1, 2015. As a result, amounts prior to that date represent fees associated with services provided to Talen Energy Supply, LLC, our indirect, wholly owned subsidiary, and its then-existing subsidiaries.

Approval of Fees.   The Audit Committee has procedures for pre-approving audit and non-audit services to be provided by the independent auditor. These procedures are designed to ensure the continued independence of the independent auditor. More specifically, the use of the independent auditor to perform either audit or non-audit services is prohibited unless specifically approved in advance by the Audit Committee. As a result, the Audit Committee has pre-approved specified services and authorization levels. All services other than those specified in the procedures and all amounts exceeding the authorization levels are approved in advance by the Chair of the Audit Committee, who serves as the Committee designee to review and approve audit and non-audit services during the year. A listing of the approved audit and non-audit services is reviewed with the full Audit Committee no later than its next meeting. 100% of the 2015 and 2014 services provided by E&Y were preapproved in accordance with applicable policies.

Compensation, Governance and Nominating Committee
Oversight of Compensation Matters
With respect to matters relating to executive compensation, the CGNC is primarily responsible for:
•
reviewing and approving the compensation (including salary, incentive compensation and other remuneration) for the Chief Executive Officer and the Company’s other executive officers who are subject to Section 16 of the Exchange Act, based on a review of their performance against annual goals and objectives approved by the CGNC;

•
reviewing the Company’s incentive compensation plans and programs, including all equity-based plans, and recommending such changes to the Board as appropriate;

•
reviewing and discussing management’s assessment of whether risks arising from the Company’s compensation policies and practices for all employees, including non-executive officers, are reasonably likely to have a material adverse effect on the Company;

•
reviewing and discussing compensation disclosures and reports included in the Company’s annual reports on Form 10-K and proxy statements, as well as the results of non-binding advisory votes regarding executive compensation; and

•
reviewing independent director compensation, including related plans and compensation, and recommending changes to the Board whenever advisable.

The CGNC reviews executive officer compensation at least annually, typically in January when it reviews executive officer performance against stated objectives. It also reviews executive officer compensation at other times during the year to help ensure that compensation programs and policies continue to be aligned with the Company’s objectives and market practices.
Under its charter, the CGNC has the authority to retain independent compensation consultants to assist it in meeting the objectives outlined above. In June 2015, the CGNC retained Frederic W. Cook & Co., Inc., or FWC, as its independent compensation consultant, and its representatives regularly participated in CGNC meetings. Among other things, FWC provides market and other benchmarking data to assist the CGNC in ensuring that the Company’s compensation programs and policies remain competitive. For 2015, the CGNC evaluated whether any work provided by FWC raised any conflict of interest and determined that there was no conflict of interest.
Members of the Company’s management team assist the CGNC in performing its duties. The Vice President — Human Resources is management’s liaison to the CGNC, and her staff provides support for the CGNC. In addition, the Chief Executive Officer reviews with the CGNC his evaluation of the performance and leadership of the executive officers of the Company, including the individuals named in the section of this Proxy Statement titled Executive Compensation — Compensation Discussion and Analysis, and presents his compensation recommendations to the CGNC for those executive officers. The Chief Executive Officer provides a self-evaluation regarding his performance, and the CGNC, in consultation with the independent compensation consultant, determines his compensation. Please see Executive Compensation — Compensation Discussion and Analysis for more information regarding the compensation determination process.
The Board, with recommendations from the CGNC, determines the amount and form of independent director compensation. The independent compensation consultant also assists the CGNC with this determination.
Governance and Director Nominations
With respect to matters relating to governance and director nominations, the CGNC is primarily responsible for:
•
reviewing at least annually executive officer succession plans;

•
recommending to the Board the election of officers of the Company;

•
leading the Board and its committees in self-evaluations;

•
developing and recommending corporate governance guidelines, including Board retirement policies applicable to members;

•
developing and reviewing criteria for the qualifications of potential and incumbent members of the Board; and

•
nominating candidates for election to the Board.

In considering candidates for the Board, the CGNC seeks individuals who possess strong personal and professional ethics, high standards of integrity and values, independence of thought and judgment and who have senior corporate leadership experience. Diversity is important to the Company, and the CGNC seeks candidates with varied backgrounds and experience, including with respect to, but not limited to, financial, operating, executive management and technology matters. In selecting a director nominee, the CGNC focuses on skills, expertise or background that would complement the existing Board.
Stockholders may recommend nominees for consideration by the CGNC by submitting the names and supporting information to: Vice President, General Counsel and Corporate Secretary, Talen Energy Corporation, 835 West Hamilton Street, Suite 150, Allentown, PA 18101. The CGNC screens all candidates in the same manner regardless of the source of the recommendation.
The CGNC may retain a third-party search firm to assist it in identifying potential candidates or vetting candidates that have been referred to it. The CGNC typically reviews written materials provided with respect to a candidate (e.g., resumes and results of background checks). The CGNC determines whether a candidate meets the Company’s general qualifications and specific qualities and skills for directors and whether requesting additional information or conducting interviews by members of the CGNC, the Board or the Company’s management is appropriate.
The CGNC has recommended to the Board the nomination of, and the Board has nominated for election, each of the individuals discussed under Proposal 1: Election of Directors. When doing so, the CGNC and the Board focused primarily on the information included in each of the Board members’ biographies set forth in that section. Moreover, each of Messrs. Alexander, Casey and Hoffman have been appointed to our Board by affiliates of Riverstone pursuant to a stockholder agreement, and the Board’s nomination of them for re-election has been made in accordance with the terms of that agreement. See Certain Relationships and Related Party Transactions — Stockholder Agreement for more information. Each of our other nominees, Messrs. Bernthal, Cox, Farr and Graham and Ms. Goeser, joined the Board in connection with the formation of the Company and was appointed by our former parent company. Because all of the nominees are continuing directors, the CGNC and the Board also considered their contributions to the Company during 2015.
Compensation Committee Interlocks and Insider Participation
During 2015, none of the members of the CGNC was an officer or employee of the Company, and no executive officer of the Company served on the compensation committee or board of any company while an executive officer of that company served on the Board or the CGNC.
Nuclear Oversight Committee.   The principal functions of the Nuclear Oversight Committee are:
•
to assist the Board in the fulfillment of its responsibilities for oversight of the Company’s nuclear operations;

•
to advise Company management on nuclear matters; and

•
to provide advice and recommendations to the Board concerning the future direction of the Company and management performance related to nuclear operations.

Among other things, the Nuclear Oversight Committee continually strives to ensure that the Company’s nuclear function has systems in place to protect the health and safety of the public and maintain compliance with applicable laws and regulations.

BOARD COMPENSATION
Directors who are not considered independent, i.e., Messrs. Alexander, Farr and Hoffman, do not receive any separate compensation for service on the Board or any of its committees.
The Company’s compensation program for its independent directors consists of the following elements:
•
an annual retainer of  $235,000, of which a minimum of  $130,000 is mandatorily allocated in quarterly installments to each director’s deferred stock account under the Talen Energy Directors Deferred Compensation Plan, or DDCP, and the remaining $105,000 is paid in cash in quarterly installments, unless voluntarily deferred under the DDCP by that director;

•
an additional annual retainer for our non-executive Chairman of the Board of  $150,000, which is paid in quarterly installments unless voluntarily deferred under the DDCP;

•
additional annual committee Chair retainers of  $20,000, $15,000 and $15,000 paid to the chairperson of each of the Audit Committee, the CGNC and the Nuclear Oversight Committee, respectively, in quarterly installments unless voluntarily deferred under the DDCP; and

•
in the event that the combined number of meetings of the Board and its committees for any year exceeds 30 meetings, a supplemental meeting fee of  $2,000 for each director for each meeting in excess of 30, which amounts would be paid in quarterly installments unless voluntarily deferred under the DDCP.

Directors may elect to defer all or any part of the fees and any retainer that is not part of the mandatory stock unit deferrals into a deferred cash account or a deferred stock account. The deferred cash account is expected to earn a return as if the funds had been invested in one or more of the core investment options offered to employees generally under the Company’s deferred savings plan. Each deferred stock unit in a DDCP account represents the right to receive a share of our common stock and is fully vested upon grant. Deferred stock units do not have voting rights but accumulate quarterly dividend equivalents, if any, which are reinvested in additional deferred stock units.
Payment of the amounts allocated to a director’s deferred cash account and accrued earnings, together with deferred stock units and accrued dividend equivalents, if any, are deferred until after the director separates from service with the Board or reaches an elected age, at which time the deferred cash and stock will be disbursed in one or more annual installments for a period of up to ten years, as elected by the director.
Below is a summary of the compensation received by our directors for their services during fiscal 2015.
	Director Compensation(1)
	Fees Earned or Paid in Cash			Stock Awards(4), (5) ($)	Change in pension value and nonqualified deferred compensation earnings(6) ($)	Total ($)
Name	Paid or voluntarily deferred into a cash account(2) ($)	Voluntarily deferred into a stock unit account(2), (3), (4) ($)	Total
Ralph A. Alexander	—	—	—	—	—	—
Frederick M. Bernthal	70,000	—	70,000	75,833	—	145,833
Edward J. Casey, Jr.	61,250	—	61,250	75,833	—	137,083
Philip G. Cox	77,284	—	77,284	80,376	—	157,660
Paul A. Farr	—	—	—	—	—	—
Louise K. Goeser	61,250	—	61,250	75,833	—	137,083
Stuart E. Graham	78,750	78,750	157,500	75,833	758	234,091
Michael B. Hoffman	—	—	—	—	—	—

(1)
Fiscal 2015 compensation reflects the fact that the Company became publicly traded on June 1, 2015.

(2)
This column reports the dollar amount of retainers and other fees payable in cash for Board service by each director for 2015, including (i) the additional retainers for the committee chairs: Mr. Bernthal (NOC — $15,000), Mr. Cox (Audit — $20,000) and Mr. Graham (CGNC — $15,000), and (ii) the additional retainer for our non-executive Charmain of the Board, Mr. Graham. Of the amounts shown, only Mr. Graham elected to voluntarily defer his retainer into a deferred cash account under the DDCP, and he elected to defer all of the amount indicated for him.

(3)
This column reports the dollar amount of retainers and fees earned but voluntarily deferred into deferred stock accounts under the DDCP.

(4)
All deferred stock units held in each director’s deferred stock account are vested as of the grant date. As of December 31, 2015, the aggregate number of deferred stock units (including dividend equivalents) held by each of Messrs. Bernthal, Casey, Cox and Graham and Ms. Goeser was 5,747, 5,747, 6,011, 11,715 and 5,747, respectively.

(5)
This column represents the aggregate grant date fair value of the mandatorily deferred portion of the annual retainer during 2015 as calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation-Stock Compensation,” or ASC 718, without taking into account estimated forfeitures. The grant date fair value for the deferred stock units was calculated using the closing price of the Company’s common stock on the NYSE on the grant date. For more information regarding the valuation of stock-based awards (including assumptions made in such valuation), refer to Note 8, “Share-based Compensation,” to our audited Consolidated Financial Statements included in our Annual Report.

(6)
This column represents nonqualified deferred compensation earnings in the DDCP during the period from June 1, 2015, the date on which we became a standalone, publicly traded company, to December 31, 2015.

STOCK OWNERSHIP GUIDELINES FOR DIRECTORS
Under our Guidelines for Corporate Governance, the Board requires independent directors to hold, within five years after their election to the Board, Company stock with a value of at least five times the annual cash retainer fee payable to independent directors. In addition to open market purchases by directors, deferred stock units held in their DDCP accounts count toward their stock ownership requirement.

IV.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PRINCIPAL STOCKHOLDERS
The following table sets forth the beneficial ownership of the Company’s common stock as of March 31, 2016 by:
•
each person known by us to be the beneficial owner of more than five percent of the total outstanding shares of our common stock;

•
each of our named executive officers included in the section of this Proxy Statement titled Executive Compensation — Compensation Discussion and Analysis;

•
each of our directors; and

•
all of our executive officers and directors as a group.

The SEC has defined the “beneficial owner” of a security to include any person who, directly or indirectly, has or shares voting power and/or investment power over such security. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or other rights held by that person that are exercisable or will become exercisable within 60 days after March 31, 2016 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table.
The percentages reflect beneficial ownership as of March 31, 2016 as determined in accordance with Rule 13d-3 under the Exchange Act. The address for all beneficial owners in the table below is 835 Hamilton Street, Suite 150, Allentown, Pennsylvania 18101, except as otherwise noted.
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Common Stock Outstanding
5% or Greater Stockholders:
Raven Entities(1)(3)	25,459,633	19.8%
Jade Entities(2)(3)	16,325,235	12.7%
Shapiro Capital Management LLC(4)	10,029,562	7.8%
BlackRock, Inc.(5)	8,507,294	6.6%
Thompson, Siegel & Walmsley LLC(6)	8,681,884	6.8%
Directors and Named Executive Officers:
Paul A. Farr(7)	64,997	*
Clarence J. Hopf, Jr.	9,065	*
Jeremy R. McGuire	22,119	*
Timothy S. Rausch	16,759	*
James E. Schinski	32,128	*
Ralph Alexander(8)	—	*
Frederick M. Bernthal(9)	19,370	*
Edward J. Casey, Jr.(9)	11,218	*
Philip G. Cox(9)	12,554	*
Louise K. Goeser(9)	18,158	*
Stuart E. Graham(9)	27,284	*
Michael B. Hoffman(8)	—	*
All directors and executive officers as a group (13 individuals)(7)(8)(9)	233,975	*

*
Represents less than 1%

(1)
Based on information included in Schedule 13G filed with the SEC on February 12, 2016 by Riverstone Energy Partners V, L.P., Riverstone Energy GP V, LLC, Riverstone V Raven Holdings, L.P. and Raven Power Holdings LLC (collectively, the “Raven Entities”), which are affiliates of Riverstone. These entities reported (i) shared voting power with respect to 25,459,633 shares of common stock and (ii) shared dispositive power with respect to 25,459,633 shares of common stock. The address for the reporting persons is 712 Fifth Avenue, 36th Floor, New York, NY 10019.

(2)
Based on information included in Schedule 13G filed with the SEC on February 12, 2016 by Carlyle/Riverstone Global Energy & Power Fund III LP, Carlyle/Riverstone Energy Partners III, L.P., C/R Energy GP III, LLC and C/R Energy Jade, LLC (collectively, the “Jade Entities”), which are affiliates of Riverstone. These entities reported (i) shared voting power with respect to 16,325,235 shares of common stock and (ii) shared dispositive power with respect to 16,325,235 shares of common stock. The address for the reporting persons is 712 Fifth Avenue, 36th Floor, New York, NY 10019.

(3)
Does not include 3,189,790 shares, or approximately 2.5%, of the Company’s outstanding common stock, beneficially owned by Sapphire Power Holdings LLC and/or its affiliates (collectively, the “Sapphire Entities”), which are affiliates of Riverstone, the Raven Entities and the Jade Entities.

(4)
Based on information included in Schedule 13G filed with the SEC on February 12, 2016 by Shapiro Capital Management LLC on behalf of itself and Samuel R. Shapiro. Shapiro Capital Management LLC reported (i) sole voting power with respect to 8,749,662 shares of common stock, (ii) shared voting power with respect to 1,279,900 shares of common stock and (iii) sole dispositive power with respect to 10,029,562 shares of common stock. The address for the reporting persons is 3060 Peachtree Road, Suite 1555 N.W., Atlanta, Georgia 30305.

(5)
Based on information included in Schedule 13G filed with the SEC on January 28, 2016 by BlackRock, Inc. BlackRock, Inc. reported (i) sole voting power with respect to 7,872,146 shares of common stock and (ii) sole dispositive power with respect to 8,507,294 shares of common stock. The address of BlackRock, Inc. is 55 E. 52nd Street, New York, NY 10055.

(6)
Based on information included in Schedule 13G filed with the SEC on January 28, 2016 by Thompson, Siegel & Walmsley LLC. Thompson, Siegel & Walmsley LLC reported (i) sole voting power with respect to 6,169,393 shares of common stock, (ii) shared voting power with respect to 2,512,491 shares of common stock and (iii) sole dispositive power with respect to 8,681,884 shares of common stock. The address of Thompson, Siegel & Walmsley LLC is 6806 Paragon Place, Suite 300, Richmond, VA 23230.

(7)
Of the amount shown, one share is held in a custodial account in the name of Mr. Farr’s child.

(8)
Mr. Alexander and Mr. Hoffman are partners of Riverstone. Each disclaims any beneficial ownership of the shares attributable to the Raven Entities, the Jade Entities and the Sapphire Entities.

(9)
Amounts shown include the below number of deferred stock units received as compensation for service on our Board and its committees that are held by independent directors in deferred accounts under the DDCP, each of which units represents the right to receive a share of our common stock and is fully vested upon grant. Absent a triggering event under the DDCP, however, shares of common stock with respect to such deferred stock units would not be received within 60 days of March 31, 2016. See Corporate Governance — Board Compensation for more information.

Frederick M. Bernthal	18,636
Edward J. Casey, Jr.	11,218
Philip G. Cox	11,482
Louise K. Goeser	11,218
Stuart E. Graham	22,868

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our executive officers, our directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and changes in ownership with the SEC and the NYSE. These executive officers, directors and stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from our executive officers and directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis for the fiscal year ended December 31, 2015.

V.   CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The Board has adopted a written related-person transaction policy to recognize the process the Board uses to identify potential conflicts of interest arising out of financial transactions, arrangements or relations between the Company and its subsidiaries on the one hand, and any related persons on the other hand. This policy applies to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount exceeds $120,000 and a “related person” has a direct or indirect material interest. A related person includes not only Company directors and executive officers, but others related to them by certain family relationships, as well as stockholders who own more than 5% of any class of the Company’s voting securities.
Under the policy, each related-person transaction is reviewed and approved or ratified by the disinterested independent members of the Board, other than any employment relationship or transaction involving an executive officer and any related compensation, which must be approved by the CGNC.
In connection with the review and approval or ratification of a related-person transaction, the Board or the CGNC, as applicable, considers the relevant facts and circumstances, including:
•
the approximate dollar value involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related-person transaction;

•
whether the related-person transaction complies with the terms of the Company’s agreements governing its material outstanding indebtedness that limit or restrict the Company’s ability to enter into a related-person transaction;

•
whether the related-person transaction will be required to be disclosed in the Company’s applicable SEC filings; and

•
whether the related-person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act.

In addition, in connection with any approval or ratification of a related-person transaction involving a non-employee director or nominee for director, the CGNC considers whether such transaction would compromise such director’s status as: (1) an independent director under NYSE listing standards, including those rules applicable to board and committee service, (2) an “outside director” under Section 162(m) of the Code or a “non-employee director” under Rule 16b-3 under the Exchange Act, if such non-employee director serves on the CGNC, or (3) an independent director under Rule 10A-3 under the Exchange Act, if such non-employee director serves on the Audit Committee.
The Company collects information about potential related-person transactions in annual questionnaires completed by its directors and executive officers. The Company generally reviews any payments made by the Company or its subsidiaries to each director and executive officer and their immediate family members, and to or from those companies that either employ a director or an immediate family member of any director or executive officer. In addition, the Company reviews any payments made by the Company or its subsidiaries to, or any payments received by the Company and its subsidiaries from, any Company stockholder who owns more than 5% of any class of the Company’s voting securities. The Company’s Legal Department determines whether a transaction requires review by the Board or the CGNC. Transactions that fall within the definition of the policy are reported to the Board or the CGNC. The disinterested independent members of the Board or the CGNC, as applicable, review and consider the relevant facts and circumstances and determine whether to approve, deny or ratify the related-person transaction.
Stockholder Agreement
The Stockholder Agreement dated as of June 1, 2015, or the Stockholder Agreement, between the Company, on the one hand, and Raven Power Holdings LLC, C/R Energy Jade, LLC and Sapphire Power Holdings LLC, affiliates of Riverstone collectively referred to as the Riverstone Holders, on the other hand, provides that the Board will nominate for election two members designated by the Riverstone Holders until such time as the Riverstone Holders no longer own at least 25% of the number of shares of the Company’s common stock outstanding on June 1, 2015, after which time the Board will nominate for election one member designated by the Riverstone Holders for so long as the Riverstone Holders beneficially own at least 10% of the number of shares of the Company’s common stock that was outstanding on June 1, 2015. The Stockholder Agreement also provides that the Board will nominate for election one independent member designated by the Riverstone Holders for so long as the Riverstone Holders own at least 10% of the number of shares of the Company’s common stock that was outstanding on June 1, 2015. If a director designated by the Riverstone Holders pursuant to these rights is not elected by the Company’s stockholders, the Riverstone Holders will be entitled to designate another individual to become a member of the Board and the Board will take such action as is necessary to appoint such individual to become a member of the Board, including, if applicable, by increasing the size of the Board and appointing such individual to fill the newly created vacancy. Pursuant to the Stockholder Agreement, after the first date on which the Riverstone Holders no longer own at least 25% of the number of shares of the Company’s common stock outstanding on June 1, 2015, the Riverstone Holders will cause one of the directors previously designated by them (other than the independent director) to resign from the Board. After the first date on which the Riverstone Holders no longer own at least 10% of the number of shares of the Company’s common stock that was outstanding on June 1, 2015, the Riverstone Holders will cause the other non-independent director previously designated by them to resign from the Board, but the independent director previously designated by the Riverstone Holders shall continue to serve his or her term as a director, although the Board will not be required to re-nominate him or her at the next election of directors.
The Stockholder Agreement provides that, until six months after the date there is no director designated by the Riverstone Holders on the Board and the Riverstone Holders are no longer entitled to designate directors to be nominated by the Board for election, the Riverstone Holders will agree to cause each share of the common stock of Talen Energy beneficially owned by the Riverstone Holders to be voted in favor of all those persons nominated to serve as directors by the Board. The Stockholder Agreement also contains a customary standstill agreement by the Riverstone Holders, which prohibits the Riverstone Holders from, among other things, acquiring additional shares of the Company’s common stock, soliciting proxies to vote shares of the Company’s common stock and acting alone or in concert with others to seek to control or influence the Company’s policies.
Pursuant to the Stockholder Agreement, for so long as the Riverstone Holders are entitled to designate directors to be nominated by the Board for election, the prior written consent of the Riverstone Holders shall be required for the Company to take certain specified actions, including, among other things: (1) issuing shares of stock senior to the common stock in an amount greater than $100 million, (2) declaring non-pro rata dividends, (3) certain acquisitions or dispositions where the amount of consideration exceeds 20% of the Company’s market capitalization or any merger or consolidation of the Company unless, in each case, such acquisition, disposition or merger is unanimously approved by the Board (other than those directors designated by the Riverstone Holders (other than the independent director)), or (4) increase the size of the Board.
Pursuant to the Stockholder Agreement, the Riverstone Holders are provided with “demand” registration rights and “piggyback” registration rights. The Stockholder Agreement provides that the Company will pay certain expenses relating to such registrations and indemnify the registration rights holders against certain liabilities which may arise under the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.
Transition Services Agreement
In connection with the formation of the Company as a publicly traded company, Talen Energy Supply, LLC, a wholly owned subsidiary of the Company, or Talen Energy Supply, entered into a Transition Services Agreement with Topaz Power Management, LP, or TPM, an entity owned by affiliates of the Riverstone Holders.
The Transition Services Agreement set forth the terms and conditions for the provision of certain business administration services, or Services, by TPM to Talen Energy Supply, from and after June 1, 2015.
The Transition Services Agreement terminated on January 31, 2016 pursuant to its terms. In general, the fees for the Services allowed TPM to recover its actual cost, with no margin or profit, for the provision of such Services, including salary, hourly and overtime pay, bonuses, benefits and all other employee or labor related costs, retention payments for certain employees, overhead costs and taxes. Total fees paid to TPM for Services rendered during 2015 were $6 million.

TrailStone AgreementS
A subsidiary of the Company is party to gas supply contracts dated December 2014 with TrailStone NA Logistics LLC, or TrailStone, which is an affiliate of the Riverstone Holders, under which TrailStone supplies natural gas to the Company’s generation facilities located in ERCOT, or the Electric Reliability Council of Texas, which is the operator of the electricity transmission network and electricity energy market in most of Texas. The transactions currently in place under this contract are for the full requirements of these facilities up to specified limits through December 31, 2016, with pricing based on a market index plus certain additional charges. Total fees paid by the Company under this contract in 2015 were $52 million.
BargeCo Agreements
As of June 1, 2015, subsidiaries of the Company were parties to certain agreements with Raven Power BargeCo LLC, or BargeCo, which is an affiliate of the Riverstone Holders, pursuant to which BargeCo provided marine transportation and related services for certain of the Company’s coal-fired generation facilities located in Maryland, including the loading, carriage and discharge of coal and the management, operation and maintenance of barges. The agreements were on a cost-reimbursable basis without markup. The agreements were to expire June 1, 2017 and could have been terminated earlier by either party upon 60 days written notice. Additionally, they provided that, if at any time following June 1, 2015, an affiliate of the Riverstone Holders that, directly or indirectly, owned the members’ interests in BargeCo sells such members’ interests in BargeCo to a third party or BargeCo sold its barges to a third party, then the Riverstone Holders were required to cause the proceeds of any such sale to promptly be paid to the Company. Effective December 23, 2015, an affiliate of the Riverstone Holders sold its interests in BargeCo to an unaffiliated third party, and the proceeds of the sale of approximately $1.74 million were paid to a subsidiary of the Company. The Company subsequently entered into a contract for marine transportation and related services for certain of its coal-fired generation facilities in Maryland with that third party.

VI.   EXECUTIVE COMPENSATION
Compensation Committee Report
The CGNC has reviewed the following Compensation Discussion and Analysis and discussed it with management. Based on its review and discussions with management, the Committee recommended that the Compensation Discussion and Analysis be incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and included in this Proxy Statement.
Compensation, Governance and Nominating Committee
Louise K. Goeser
Stuart E. Graham (Chair)
Edward J. Casey, Jr.
Compensation Discussion and Analysis (“CD&A”)
This Compensation Discussion and Analysis provides an overview of the Talen Energy Corporation (“Talen Energy”) executive compensation program, our compensation philosophy and program objectives, as well as a discussion of how compensation decisions affecting our named executive officers (“NEOs”) were made for 2015. The NEOs for 2015 are included below:
Named Executive Officer	Title
Paul A. Farr	President and Chief Executive Officer (“CEO”)
Jeremy R. McGuire	Senior Vice President, Chief Financial Officer (“CFO”) and Chief Accounting Officer
Clarence J. Hopf, Jr.	Senior Vice President and Chief Commercial Officer
Timothy S. Rausch	Senior Vice President and Chief Nuclear Officer
James E. Schinski	Senior Vice President and Chief Administrative Officer
With the completion of Talen Energy’s spinoff from PPL Corporation (“PPL”) and combination with RJS Power in June 2015 (the “Transaction,” described more fully in Talen Energy’s Annual Report on Form 10-K), several significant changes in executive compensation plan design were adopted that reflect the transition of leadership roles that took place in connection with the Transaction. We established a new slate of executive officers and made adjustments to target pay levels and plan designs that reflected those new roles. In addition, we either transitioned or discontinued several executive compensation plans that were not considered appropriate for Talen Energy’s post-Transaction business strategy.
2015 Business Highlights and Their Impact on Executive Compensation
Continued downward external pressure on commodity prices has adversely affected our stock price since the Transaction. Despite the external environment for our business, the operating performance for Talen Energy was strong in 2015. After the Transaction was completed, Talen Energy management focused on two objectives: (1) adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) and (2) adjusted free cash flow. For the seven-month period after the Transaction, we surpassed our business plan expectations for both measures.
•
Adjusted EBITDA for June 1 to December 31 outperformed our business plan target, driven by improvements in operating margin and cost management. Operating and maintenance expenses were favorable to budget due to spending rationalization at select fossil fuel facilities, lower payroll and spending on special projects at our Susquehanna facility, and lower insurance premiums.

•
Adjusted free cash flow for June 1 to December 31 also outperformed our business plan. This was due to favorable Adjusted EBITDA and below-target capital spending. Lower capital spending was the result of lower nuclear fuel costs, lower spending at the fossil fuel plants, and lower spending on information technology. These achievements were partially offset by an increase in coal inventory due to lower run times at the coal plants.

Based on these results, global achievement for our annual cash incentive plan was calculated at 138.6% of target for the post-Transaction period. However, our CEO recommended that incentive awards for our NEOs be capped at 125% of target to reflect the performance of our stock price since the Transaction. The CGNC approved this recommendation, and, accordingly, none of our NEOs received annual incentive payments above this amount.
Our stock price performance has had a significant impact on the value of equity granted to our NEOs in 2015. Equity awards to our NEOs were approved by the CGNC immediately following the Transaction, and the value of these awards has been adversely affected by the changes in our stock price. On average, the value of our NEOs’ 2015 equity awards decreased by 68% from the grant date to year end, which demonstrates how our NEOs’ financial interests are aligned with those of our stockholders.
Executive Compensation Philosophy and Program Elements
Talen Energy’s executive compensation program is designed to:
•
attract, retain, and motivate key leadership,

•
balance a mix of at-risk compensation versus guaranteed pay, and

•
include incentives focused on long-term growth while aligning executives with the interests of its stockholders.

This program consists of the following key elements:
•
Base Salary:   Base salary is the fixed element of our NEOs’ annual compensation and is intended to attract and retain highly qualified executives and to compensate for expected day-to-day performance. Base salaries are established based on the NEO’s position, responsibilities, experience, expertise, value to the organization, various market factors, salary levels of the other members of our executive team, and our overall compensation philosophy.

•
Annual Cash Incentive Compensation:   All of our executive officers, including our NEOs, are eligible for annual cash incentive awards, which are intended to motivate the executive officers to achieve identified short-term company and business unit performance goals, to reward the executive officers for superior individual achievements in attaining those goals, and to align executive officers’ interests with those of our stockholders.

•
Long-Term Equity-Based Incentive Awards:   All of our executive officers, including our NEOs, participate in our long-term equity incentive compensation plans, which motivate executive officers to achieve long-term performance goals, support retention and enhance alignment with Talen Energy stockholders.

•
Benefits and Perquisites:   Talen Energy provides to its executive officers, including our NEOs, a limited number of executive perquisites, consistent with market practices, which serve a direct business interest. These include financial planning services, a bi-annual executive physical, a voluntary stock purchase matching plan, and certain severance payments in the event of an involuntary termination without cause. Other benefits provided to executive officers are generally consistent with those offered to other Talen Energy salaried employees.

Corporate Governance
Our executive compensation program incorporates the following best practices, which we believe serve the long-term interests of our stockholders.
Corporate Governance Category	Corporate Governance Practice	Description
Pay for Performance	Performance-Based Compensation	In 2015 following the Transaction, 84% of our CEO’s and on average 65% of our other NEOs’ target total direct compensation was tied directly to company performance.
	Annual Incentive Cap	Our annual cash incentive award cannot exceed 200% of target and maximum would be paid only if all selected financial goals exceeded the stretch levels of performance set by the CGNC.
	Long-Term Performance Focus	Our long-term incentive awards emphasize our long-term performance, with a two- to three-year performance cycle for our performance units and up to ten years’ stock performance for stock options. We believe that these awards help ensure alignment of NEO interests with stockholder interests by delivering compensation dependent on our long-term performance and stockholder value creation.
Best Practices	Stock Ownership Guidelines	Our NEOs are required to hold shares of Talen Energy common stock, with target ownership guidelines ranging from 500% of base salary for the CEO to 100 – 200% of base salary for the other NEOs.
	Hedging/Pledging Policy	Our insider trading policy prohibits our directors and executive officers from hedging or pledging our common stock. All of our NEOs have been in compliance with this policy since the Transaction.
	No Excise Tax Gross-Ups or Tax Gross-Ups on Benefits or Perquisites	We do not provide tax gross-up payments for any excise taxes in connection with a change of control. We do not provide tax gross-up payments for benefits or perquisites.
	No Repricing or Exchange of Stock Options Without Stockholder Approval	Our 2015 Stock Incentive Plan prohibits the repricing/exchange of underwater stock options without stockholder approval.
	Limited Perquisites	We provide a limited number of perquisites to NEOs, which are consistent with market practices and serve a direct business interest.
	Severance Terms	Our Executive Severance Plan provides for 24 months’ salary continuation to NEOs in the event of involuntary termination without cause, in exchange for agreeing to non-compete, non-solicitation, and confidentiality provisions. NEOs who are terminated for cause or who voluntarily terminate employment are not eligible to receive severance.
Independence	Independent Oversight	All of the members of our CGNC meet the definition of “independent” under New York Stock Exchange rules.
	Independent Executive Compensation Expertise	The CGNC’s consultant, Frederic W. Cook & Co., does not perform any other services for Talen Energy and has been determined by the CGNC to be free of any conflicts of interest.

2015 Oversight for Executive Compensation
Due to the timing of the Transaction, compensation decisions prior to June 1 were made by PPL’s Compensation, Governance and Nominating Committee (the “PPL CGNC”) or PPL management. Summarized below are the responsibilities for Talen Energy’s NEO compensation levels in 2015.
Prior to the Transaction:
•
The PPL CGNC determined Mr. Farr’s compensation as a PPL executive officer and approved the Talen Energy executive officer compensation plans prior to the Transaction, which were subsequently reviewed and approved by our CGNC immediately following the Transaction.

•
Because Messrs. McGuire, Hopf, Rausch and Schinski were not executive officers of PPL, their target compensation levels and incentive plan goals before the Transaction were approved by PPL Management.

From and after the Transaction:
•
Our CGNC oversees and determines the compensation of the Chief Executive Officer and our other executive officers. It evaluates and determines the appropriate executive compensation philosophy and objectives for Talen Energy and the process for establishing executive compensation.

•
Talen Energy executive officers and management recommend to the CGNC proposed goals for our annual and long-term incentive plans. In addition, our CEO and Human Resources staff recommend proposals related to base salary, incentive pay, target compensation mix, benefit and perquisite plans, and other plan design considerations with respect to executive officers other than the CEO. However, all final decisions related to executive officer compensation belong to the CGNC.

•
The CGNC’s independent compensation consultant provides expertise and guidance on executive compensation program design, market trends, regulatory requirements and best pay practices. It participates in CGNC meetings and is accountable solely to the CGNC. Moreover, it reviews and provides objective perspectives on all proposals regarding executive compensation presented to the CGNC and identifies any issues or concerns. After conducting a review and independence assessment, the CGNC retained Frederic W. Cook & Co., Inc. as its independent compensation consultant

Please see the discussion above at Corporate Governance — Board Committees — Compensation, Governance and Nominating Committee for a detailed description of the roles of the CGNC, our independent compensation consultant and Company management.
Market Compensation Analysis and Peer Groups
Prior to the Transaction, the PPL CGNC reviewed market compensation data for all post-Transaction executive officer positions, as determined by its independent compensation consultant and consultants hired by PPL management. The data reviewed by the PPL CGNC was taken from several sources, including the energy industry and general industry data from the Towers Watson 2014 Executive Compensation Data Bank, and a custom peer group of the following twelve publicly-traded energy companies:
AES Corporation	DTE Energy, Inc.	MDU Resources, Inc,
Black Hills Corp.	Dynegy Inc.	NextEra Energy, Inc.
Calpine Corp.	Entergy Corporation	NRG Energy, Inc.
Centerpoint Energy	FirstEnergy Corp.	Public Service Enterprise Group Inc.
In October 2015, the CGNC approved a new custom peer group of nine publicly-traded energy companies (the “Custom Peer Group”) that would be used as an input in future executive compensation decisions. This Custom Peer Group includes the following companies:

AES Corporation	Entergy Corporation	NextEra Energy, Inc.
Calpine Corp.	Exelon Corporation	NRG Energy, Inc.
Dynegy Inc.	FirstEnergy Corp.	Public Service Enterprise Group Inc.
This Custom Peer Group was selected by the CGNC because of similarities in industry and strategic focus to Talen Energy and will be reviewed annually for possible additions or deletions. Emphasis will be given to the practices and performance of Calpine Corp., Dynegy Inc. and NRG Energy, Inc., which the CGNC considers to be the most direct publicly-traded competitors to Talen Energy because they are independent power producers.
The peer group is primarily used as a source for information on compensation practices and pay levels for our more direct competitors. The CGNC uses the energy industry data from the Towers Watson Executive Compensation Data Bank as the primary sources for pay levels. The CGNC believes that the larger database provides more reliable compensation data that is specific to the broader energy industry. The CGNC also reviews compensation data for general industry.
Post-Transaction 2015 Total Direct Compensation
Competitive market data is one input to the CGNC’s decisions on compensation opportunity. Using its judgment, the CGNC takes into consideration the NEO’s position and responsibilities, experience, expertise, value to the organization, compensation levels of the other members of our executive team, and our overall compensation philosophy.
In order to reinforce a pay-for-performance philosophy and align executive officer interests with our stockholders, a significant majority of this total direct compensation is delivered in the form of incentives, primarily long-term incentives. The table below illustrates the allocation of post-Transaction targeted direct compensation for our CEO and the average for our other NEOs.
Elements of Compensation as a Percentage of Targeted Total Direct Compensation(1)(2)(3)

(1)
Based on target award levels as a percentage of targeted total direct compensation for performance during the first full fiscal year after the Transaction. Does not include founders’ equity awards, which were one-time awards and not considered to be part of annualized target total direct compensation.

(2)
Average of all four NEO positions except the Chief Executive Officer.

(3)
Totals may not add to 100% due to rounding.

Base Salary
Pre-Transaction Base Salary Changes:   Prior to the Transaction, Messrs. Farr, McGuire, Hopf, and Schinski received the salary adjustments summarized below. Mr. Rausch did not receive a pre-Transaction salary increase. The merit increases and resulting post-merit base salary amounts for Messrs. McGuire, Hopf and Schinski were as follows:
2015 Executive Officer Pre-Transaction Base Salary Adjustments
Executive Officer	2014 Pre-Merit Annual Salary ($)	Annualized Merit Increase ($)	2015 Post-Merit Annual Salary ($)
Paul A. Farr	737,100	36,855	773,955
Jeremy R. McGuire	375,000	25,000	400,000
Clarence J. Hopf, Jr.	260,000	10,000	270,000
James E. Schinski	372,500	12,500	385,000
Post-Transaction Base Salary Changes:   In June 2015 following the Transaction, the CGNC approved the following annual base salaries for the NEOs to reflect their new role at an independent company, experience, and competitive market data.
2015 Executive Officer Post-Transaction Base Salary Adjustments
(all effective June 1, 2015)
Executive Officer	Pre-Transaction Title	Pre-Transaction Annual Salary ($)	Post-Transaction Title	Post-Transaction Annual Salary ($)	Change (%)
Paul A. Farr	President, PPL Energy Supply, LLC	773,955	President and CEO	950,000	22.7
Jeremy R. McGuire	Vice President — Finance, PPL Energy Supply, LLC	400,000	Senior Vice President, CFO and Chief Accounting Officer	463,000	15.8
Clarence J. Hopf, Jr.	Senior Vice President — Fossil & Hydro Generation, PPL Energy Supply, LLC	270,000	Senior Vice President and Chief Commercial Officer	400,000	48.1
Timothy S. Rausch	Senior Vice President and Chief Nuclear Officer, PPL Susquehanna, LLC	489,745	Senior Vice President and Chief Nuclear Officer	489,745	—
James E. Schinski	Vice President, PPL Energy Supply, LLC	385,000	Senior Vice President and Chief Administrative Officer	400,000	3.9
Annual Cash Incentive Compensation
Annual cash incentives for 2015 included two programs:
1.
Pre-Transaction 2015 PPL Cash Incentive: determined by PPL and based on our financial performance from January 1 through May 31 as a business unit of PPL; and

2.
Post-Transaction 2015 Talen Energy Cash Incentive: determined by our CGNC and based on Talen Energy performance from June 1 through December 31.

Pre-Transaction 2015 PPL Cash Incentive:   In the first quarter of 2015, PPL established a cash incentive plan for 2015 in which our NEOs participated. When the Transaction was completed, the plan was discontinued for all participants who became employed by Talen Energy, including all of our NEOs. The

PPL CGNC instructed PPL management to provide a pro-rated scoring of performance to date against the original goals and then to determine payments earned by Talen Energy participants through the Transaction date. These awards were paid to eligible participants in the first quarter of 2016.
•
2015 PPL Cash Incentive Goals and Performance:   The goals and performance metrics used in the 2015 PPL Cash Incentive for Talen Energy employees were approved by the PPL CGNC and included two performance metrics.

◦
Adjusted EBITDA from ongoing operations (“PPL Energy Supply Adjusted EBITDA”), and

◦
Free cash flow before growth excluding working capital (“PPL Energy Supply Adjusted Free Cash Flow”) for PPL Energy Supply.

The performance period for these goals was January 1 to May 31. The weighting for each goal, and the threshold, target and maximum levels of performance for these goals were as follows:
Performance Goal	Goal Weighting	Threshold Performance (Pays 75% of target)	Target Performance (Pays 100% of target)	Maximum Performance (Pays 125% of target)
PPL Energy Supply Adjusted EBITDA(1)	70%	$179.7 million	$239.6 million	$299.5 million
PPL Energy Supply Adjusted Free Cash Flow(2)	30%	$49.6 million	$85.5 million	$121.5 million

(1)
PPL Energy Supply Adjusted EBITDA is a non-GAAP measure that uses the EBITDA calculation in the GAAP Income Statement and adjusts it to account for nuclear fuel amortization, one-time special items, unrealized gains or losses on commodity positions, non-cash compensation and other non-recurring activities (including legal settlements, asset sales, and transition and integration costs).

(2)
PPL Energy Supply Adjusted Free Cash Flow is a non-GAAP measure that uses the Cash from Operations calculation from the GAAP Statement of Cash Flows, and subtracts Capital Expenditures (excluding any capital expenditures associated with development/growth projects). This calculation is then adjusted for one-time special items and other non-recurring activities (including legal settlements, asset sales, and transition and integration costs).

•
2015 PPL Cash Incentive Awards — Target and Actual Performance:   Shortly after the Transaction, the PPL CGNC determined that the actual PPL Energy Supply Adjusted EBITDA for the period of January 1 to May 31 was $307.6 million, and the actual PPL Energy Supply Adjusted Free Cash Flow for the same period was $134.3 million. This performance resulted in a pro-rated award of 125% of target for all Talen Energy plan participants. Based on this level of achievement, the target and actual PPL cash incentives earned by each NEO for the time period of January 1 to May 31 are provided below.

Named Executive Officer	2015 PPL Target Cash Incentive (% of Salary)	2015 PPL Target Cash Incentive ($)(1)	% of Target PPL Cash Incentive Earned	2015 Actual PPL Cash Incentive Paid ($)
Paul A. Farr	80%	257,985	125%	322,481
Jeremy R. McGuire	40%	66,667	125%	83,333
Clarence J. Hopf, Jr.	45%	50,625	125%	63,281
Timothy S. Rausch	50%	102,030	125%	127,538
James E. Schinski	40%	64,167	125%	80,238

(1)
Amounts shown here are pro-rated for the time from January 1 until May 31, the day prior to the June 1 Transaction date.

Post-Transaction 2015 Talen Energy Cash Incentive:   Talen Energy’s annual cash incentive targets are set based on job scope, competitive market data, and relative value to the company. The purpose of the annual cash incentive program is to advance the interests of Talen Energy and its stockholders by providing incentives in the form of annual cash awards, motivating participants to attain identified short-term corporate performance goals. For all of our NEOs, their 2015 post-Transaction annual cash incentives earned were based on Talen Energy’s financial performance versus goals established by the CGNC, with no adjustments from the CGNC to reflect individual or non-financial performance.
In June 2015, the CGNC approved the post-Transaction target cash incentive award target levels for executive officers, including the NEOs, and the financial goals for the remainder of 2015. The CGNC reviewed actual financial performance compared to those goals and approved the 2015 cash incentive awards earned for 2015 performance in January 2016. These awards were based on Talen Energy performance from June 1 to December 31, 2015.
•
2015 Talen Cash Incentive Goals and Performance:   The CGNC believes that Adjusted EBITDA and Adjusted Free Cash Flow goals were the appropriate performance measures because they aligned with what the CGNC considered to be investors’ primary performance measures when evaluating Talen Energy’s value and focused executives on achieving financial commitments made when the Transaction was announced. Target achievement levels were established by the CGNC based on the Company’s business plan. The weighting, threshold, target and maximum levels of performance for each goal were as follows:

Performance Goal	Goal Weighting	Threshold Performance (Pays 50% of target)	Target Performance (Pays 100% of target)	Maximum Performance (Pays 200% of target)
Adjusted EBITDA(1)	70%	$565 million	$640 million	$815 million
Adjusted Free Cash Flow(2)	30%	$104 million	$179 million	$354 million

(1)
Adjusted EBITDA is a non-GAAP measure that uses the EBITDA calculation in the GAAP Income Statement and adjusts it to account for nuclear fuel amortization, one-time special items, unrealized gains or losses on commodity positions, non-cash compensation and other non-recurring activities (including legal settlements, asset sales, and transition and integration costs).

(2)
Adjusted Free Cash Flow is a non-GAAP measure that uses the Cash from Operations calculation from the GAAP Statement of Cash Flows, and subtracts Capital Expenditures (excluding any capital expenditures associated with development/growth projects). This calculation is then adjusted for one-time special items and other non-recurring activities (including legal settlements, asset sales, and transition and integration costs).

•
2015 Talen Cash Incentive Awards — Target and Actual Performance:   In 2015, Adjusted EBITDA was $701 million, or 109.5% of target, and Adjusted Free Cash Flow was $252 million, or 140.7% of target. Based on this performance, the Talen Energy cash incentives were earned at 138.6% of target. However, at the request of Mr. Farr for the reasons discussed above, the CGNC capped the 2015 incentive payment at 125% of target. The final post-Transaction amounts earned by each NEO are provided below.

Named Executive Officer	2015 Talen Target Cash Incentive (% of Salary)	2015 Talen Target Cash Incentive ($)(1)	% of Talen Target Cash Incentive Earned	% of Talen Target Cash Incentive Paid	2015 Actual Talen Cash Incentive Paid ($)
Paul A. Farr	110%	609,583	138.6%	125%	761,979
Jeremy R. McGuire	70%	189,058	138.6%	125%	236,323
Clarence J. Hopf, Jr.	50%	116,667	138.6%	125%	145,833
Timothy S. Rausch	50%	142,858	138.6%	125%	178,573
James E. Schinski	50%	116,667	138.6%	125%	145,833

(1)
Amounts shown here are pro-rated for the time from the Transaction date, June 1, until December 31.

Other than the cap on financial goal achievement of 125% of target, the CGNC elected to make no other adjustments to the annual incentive plan scoring or amounts paid to any of the NEOs.
Long-Term Equity-Based Incentive Awards
The purpose of our long-term incentive compensation program is to motivate executive officers to achieve long-term performance goals, encourage them to remain employed by Talen Energy, and ensure alignment with Talen Energy stockholders. All Talen Energy equity awards for NEOs during 2015 were granted under the Talen Energy 2015 Stock Incentive Plan, or SIP, which was approved by the Talen Energy Board of Directors and stockholders prior to the Transaction.
The long-term incentive compensation program was comprised of three types of awards during 2015:
•
Performance Units, which are based on Talen Energy’s relative three-year Total Shareholder Return (“TSR”) versus a selected peer group.

•
Stock Options, which focus on Talen Energy’s long-term share price growth.

•
Time-vested Restricted Stock Units (“RSUs”), which encourage long-term employee retention and stock ownership.

2015 Pre-Transaction PPL Long-Term Incentive Award Grants:    In addition to long-term incentive awards received from Talen Energy during 2015, our NEOs received long-term incentive awards from PPL that were based on PPL’s common stock. On May 29, 2015, PPL granted performance-contingent restricted stock units (RSUs) to select Talen employees, including all of our NEOs, prorated for the months worked at PPL. The actual number of PPL RSUs earned was determined in January 2016 at the same time as awards were granted to active PPL employees. The dollar value of PPL RSUs granted was determined using the following formula:
•
PPL RSUs = three years’ earnings per share from PPL ongoing operations’ achievement x (base salary x RSU Target) x (5/12)

In January 2016, the PPL CGNC determined that all participants in this plan earned 141.6% of the original RSU Target amount, based on actual three years’ earnings per share from PPL operations. The vesting date for these awards was the Transaction date, and the distribution date will be three years from early 2016 (early 2019) — the same as those granted to active PPL employees in January 2016.
PPL Performance Units granted to Talen Energy NEOs in 2015 were forfeited at the time of the Transaction.
2015 Post-Transaction Long-Term Incentive Award Grants:   In June 2015, the CGNC approved grants of stock options, RSUs and Performance Units that are reflective of the annual long-term incentive program for Talen Energy. These awards have target values that reflect the ongoing annual long-term opportunity for our NEOs. The details of each of these awards are provided below.
•
Stock Options were granted on June 8, 2015. Each stock option granted on this date had an exercise price of  $19.00, which reflected the closing price of Talen Energy common stock on the grant date. The stock options expire ten years from the grant date and will vest ratably over three years on the anniversary date of the grant. The CGNC approved stock option target values for each NEO, which were converted to a number of stock options by dividing the target value by an imputed Black-Scholes value per option. The target values for each NEO and number of options granted were:

Executive Officer	2015 Stock Option Target Value ($)	Number of Stock Options Granted (#)
Paul A. Farr	2,375,000	477,262
Jeremy R. McGuire	428,275	86,063
Clarence J. Hopf, Jr.	360,000	72,343
Timothy S. Rausch	318,335	63,970
James E. Schinski	320,000	64,305
•
RSUs were granted to the NEOs on June 8, 2015 as part of a one-time award granted to Talen Energy employees in connection with the completion of the Transaction. These RSUs cliff vest three years from the date of the grant. To the extent dividends are paid on Talen Energy common stock, recipients of RSUs will be entitled to receive dividend equivalents, which will be subject to the same terms and conditions applicable to the underlying RSUs. The CGNC approved RSU target values for each NEO, which were converted to a number of RSUs by dividing the target value by the average five-day closing stock price of Talen Energy shares from June 1 – 5, 2015. The target values for each NEO and number of RSUs granted were:

Executive Officer	2015 RSU Target Value ($)	Number of RSUs Granted (#)
Paul A. Farr	2,375,000	123,134
Jeremy R. McGuire	428,275	22,204
Clarence J. Hopf, Jr.	360,000	18,664
Timothy S. Rausch	318,335	16,504
James E. Schinski	320,000	16,591
•
The Performance Units were granted on July 1, 2015 in replacement of PPL Performance Units granted in early 2015 that were forfeited at the Transaction date. The target values for these awards were based on targets for the NEOs in their pre-Transaction positions. They will vest based on actual performance over the thirty month performance period (June 2015 through December 2017). Potential earned awards range from 0% to 200% of the target number of shares covered by the awards based on the goals described below. To the extent that dividends are paid on Talen Energy common stock while the Performance Units remain outstanding, the number of shares underlying the Performance Units will be increased to reflect the value of such dividends, with such additional shares subject to the same payment terms and conditions as the underlying Performance Units. The CGNC approved Performance Unit target values for each NEO, which were converted to a number of Performance Units by dividing the target value by the average five-day closing stock price of Talen Energy shares from June 1 – 5, 2015. The target values for each NEO and number of Performance Units granted were:

Executive Officer	2015 Performance Unit Target Value ($)	Target Number of Performance Units Granted (#)
Paul A. Farr	1,194,165	61,912
Jeremy R. McGuire	236,334	12,253
Clarence J. Hopf, Jr.	148,512	7,700
Timothy S. Rausch	382,347	19,823
James E. Schinski	234,906	12,179
The Performance Unit goal for the initial performance period, which runs from June 1, 2015 until December 31, 2017, is relative Total Shareholder Return (“Relative TSR”) over the performance period versus a selected peer group of fifteen energy companies (the “2015 TSR Peer Group”). The 2015 TSR Peer Group includes the following companies, which were selected for their similarities to Talen Energy in the energy production market:

AES Corporation	Exelon Corporation
American DG Energy, Inc,	FirstEnergy Corp.
Atlantic Power Corporation	NextEra Energy, Inc.
Calpine Corp.	NRG Energy, Inc.
DTE Energy, Inc.	Public Service Enterprise Group Inc.
Dynegy Inc.	Synthesis Energy Systems, Inc.
Edison International	TransAlta Corporation
Entergy Corporation
The 2015 TSR Peer Group is different from the Custom Peer Group because the 2015 TSR Peer Group was approved by the CGNC in June 2015 immediately following the Transaction based on a peer group developed by the PPL CGNC. The Custom Peer Group was approved by the CGNC in October 2015 to more closely reflect companies that were similar to Talen Energy with regard to our products and services. The formula used to calculate TSR for each company will be as follows, with adjustments as necessary to reflect events such as stock splits:
Average December 2017 closing stock price plus cumulative dividends over the performance period
Average June 2015 closing stock price
At the end of the three year performance period, our TSR will be included in the ranking of the TSR calculations for the 2015 TSR Peer Group to determine our place among sixteen total data points. The chart below shows the relationship between our TSR ranking and the percentage of Performance Units to be earned.
Talen Energy TSR Ranking among the 2015 – 17 TSR Peer Group	Percentage of Target Performance Units Earned (%)
4th of 16 or better (maximum)	200
8th of 16 (median)	100
12th of 16 (threshold)	25
13th of 16 or worse	0
The CGNC will interpolate between these points if our Relative TSR falls between the fourth-best and twelfth-best performing companies.
Treatment of pre-Transaction PPL Long-Term Incentive Awards:   At the time of the Transaction, all of our NEOs had unexercised stock options, unvested performance-contingent RSUs, and/or unearned Performance Units in the form of PPL equity. The PPL CGNC agreed to treat these outstanding awards as follows:
•
PPL Performance-Contingent RSUs:   All outstanding unvested PPL RSUs became vested as of the Transaction closing date, but PPL shares will be distributed in accordance with the original vesting schedule.

•
PPL PUs:   Actual PPL Performance Units will be delivered in 2016 for 2013 awards and in 2017 for 2014 awards, based on actual PPL performance over the original performance period. The dividend of Talen Energy shares paid to PPL shareholders will be included in PPL’s TSR calculation for each performance cycle. PPL Performance Units continue to accrue dividend equivalents.

•
PPL Stock Options:   All unvested PPL stock options became vested and exercisable on the Transaction date. These PPL stock options will be exercisable for the remaining portion of the ten-year term for options granted under the PPL Incentive Compensation Plan (“PPL ICP”) and the PPL Incentive Compensation Plan for Key Employees (“PPL ICPKE”), and up to five years for grants under the PPL Stock Incentive Plan (“PPL SIP”).

•
Other PPL Stock Awards:   PPL had previously entered into a retention agreement with Mr. Farr that granted him 40,000 shares of restricted PPL common stock. The restriction period was originally scheduled to lapse on April 27, 2027. With the completion of the Transaction, the PPL CGNC authorized the restrictions on these shares to lapse on the Transaction date.

All outstanding PPL equity awards, including those held by our NEOs, were adjusted to account for the change in PPL’s stock price resulting from the Transaction.
Timing of Equity Awards:   The CGNC determines the timing of incentive equity awards for all executive officers, including the NEOs, and we make such awards annually and regularly.
Off-cycle restricted stock, RSUs, performance-contingent RSU and Performance Unit grants, if provided to newly hired executives as part of the hiring package, or for promotions, may be made from time to time, normally as of the new executive’s hiring date or the promotion date.
Ownership Guidelines; Hedging and Pledging Prohibitions
Meaningful ownership of Talen Energy common stock by executives is an important part of the Company’s compensation philosophy. To reinforce this, the CGNC has adopted Executive Equity Ownership Guidelines (the “Equity Guidelines”). The Equity Guidelines provide that all Talen Energy Vice Presidents and above should maintain levels of ownership of Talen Energy common stock ranging in value from one to five times base salary:
Executive Officer	Multiple of Base Salary
President and CEO	5x
Senior Vice President and CFO	3x
Senior Vice President and Chief Commercial Officer, Senior Vice President and Chief Nuclear Officer	2x
Senior Vice President and Chief Administrative Officer	1x
Direct ownership of Talen Energy shares, Talen Energy restricted shares and RSUs, and indirect ownership (i.e., stock owned by a spouse, family dependent or family trust) count toward the Equity Guidelines. Stock options and Performance Units do not count toward the Equity Guidelines.
Executive officers must attain their minimum Equity Guideline amount by the end of their fifth anniversary at that level. If an executive does not attain the Equity Guideline level within the applicable period, he or she must not sell any shares of Talen Energy common stock and will be required to retain shares acquired upon the exercise of stock options or upon the lapsing of restrictions on shares of restricted stock, or upon the settlement or delivery of the shares underlying restricted stock units or performance units, in each case net of required tax withholding, until the Equity Guideline level is achieved. In addition, annual cash incentives awarded after that date may be made in RSU grants until actual ownership meets or exceeds the Equity Guideline level.
The Equity Guidelines encourage stock ownership on the part of the executive officers, which further aligns the interests of management and shareowners.
Prohibition on Pledging and Hedging
The Company has a policy that prohibits its officers and directors from pledging shares of Company stock as collateral for any loans, from engaging in any form of hedging transaction or otherwise trading in derivatives of Talen Energy common stock.
Other Compensation Matters
Executive officers of the company, including the NEOs, participate in certain pension, health and welfare benefit programs offered to all Talen Energy employees. In addition, all executive officers are eligible for the executive benefit plans discussed below.

Benefits and Perquisites
The Company provides indirect executive benefits such as nonqualified deferred compensation opportunities and retirement plans for executives. Additionally, Talen Energy provides limited executive perquisites, consistent with market practices, which serve a direct business interest, such as financial planning services to assist executives, who generally have more complex financial situations than most employees, and severance payments in the event of termination of employment under limited circumstances.
Executive officers of the Company, including the NEOs, are eligible for company-paid financial planning services. These services include financial planning, tax preparation support and a one-time payment for estate documentation preparation. These services are provided in recognition of time constraints on busy executives and their more complex compensation program that requires professional financial and tax planning. We believe that good financial planning by experts reduces the amount of time and attention that executive officers must spend on such issues. Such planning also helps ensure that the objectives of our compensation programs are met and not hindered by unexpected tax or other consequences.
Our executive officers, including our NEOs, are eligible for an executive physical every two years, not to exceed a cost of  $5,000. The CGNC believes that the benefit is beneficial to both the employee and to the Company through reduced costs. Executive physical examinations offer a more thorough and intensive health screening and include comprehensive tests for a number of potential health issues.
The incremental cost to us of all perquisites received by our NEOs for 2015 is summarized in Footnote (6) to the Summary Compensation Table.
Stock Purchase Matching Plan
In December 2015, in order to encourage higher levels of stock ownership and personal investment in Talen Energy stock, the CGNC approved a stock purchase matching plan for key employees, including our NEOs. Participants who purchase Talen Energy shares on the open market from June 1, 2015 through March 31, 2018 are eligible to receive matching RSUs from Talen Energy. The number of RSUs granted to a participant (i) with respect to each fiscal quarter during the period beginning June 1, 2015 and ending March 31, 2016 will not exceed 35% of the number of shares of Talen Energy common stock purchased on the open market by that participant during that quarter and (ii) with respect to each fiscal quarter during the period from April 1, 2016 to March 31, 2018 will not exceed 25% of the number of shares of Talen Energy common stock purchased on the open market by that participant during that quarter. The maximum value of matching RSUs that may be granted to each participant in a fiscal year is equal to $200,000 or 100% of that participant’s base salary in that fiscal year, whichever is less. These RSUs are subject to a two-year vesting period, during which the participant must remain employed by Talen Energy and must retain the purchased shares. Dividend equivalents accrue in the form of additional RSUs during the vesting period and are paid as additional shares on the vesting date. This plan will terminate on March 31, 2018.
Retirement Plans
For the NEOs, the primary retirement income program consists of a combination of defined contribution and defined benefit plans.
•
The Talen Energy Corporation Retirement Savings Plan (the “Retirement Savings Plan”), a tax-qualified, defined contribution plan available to employees of the company generally, is the only plan open to new participants.

•
Defined benefit plans are closed to future participation. They include (1) the Talen Energy Retirement Plan, a funded and tax-qualified plan; (2) the Talen Energy Supplemental Compensation Pension Plan, a non-qualified plan; and (3) the Talen Montana Retirement Plan, a funded and tax-qualified plan.

Retirement Savings Plan:   Under the Retirement Savings Plan, the company provides matching cash contributions of up to 3% of the participating employee’s pay (defined as salary plus annual cash incentive award) subject to contribution limits imposed by federal tax rules. Participating employees are vested in the company’s matching contributions after one year of service. This plan provides a selection of core investment options, including publicly available mutual funds, institutionally managed funds and “lifestyle funds” available from a mutual fund provider. The plan investment options also include a brokerage account option that allows participants to select from a broad range of publicly available mutual funds, including those of the plan trustee as well as competitor funds. Participants may request distribution of their accounts at any time following termination of employment.
Talen Energy Retirement Plan:   The Talen Energy Retirement Plan is a funded and tax-qualified defined benefit retirement plan that covers approximately 2,058 active employees as of December 31, 2015. The Talen Energy Retirement Plan was closed to new salaried employees after December 31, 2011 and was closed to new collectively bargained employees after July 1, 2014. All of our NEOs participate in this plan. The plan provides benefits based primarily on a formula that takes into account the executive’s earnings for each fiscal year. Benefits under the Talen Energy Retirement Plan for eligible employees are determined as the greater of the following two formulas:
•
The first is a “career average pay formula” of 2.25% of annual earnings for each year of credited service under the plan.

•
The second is a “final average pay formula” as follows:

◦
1.3% of final average earnings up to the Average Social Security Wage Base plus 1.7% of final average earnings in excess of the Average Social Security Wage Base multiplied by the sum of years of credited service (up to a maximum of 40 years).

Under the final average pay formula, “final average earnings” equal the average of the highest 60 months of pay during the last 120 months of credited service. The Average Social Security Wage Base is the average of the taxable Social Security Wage Base for the 35 consecutive years preceding an employee’s retirement date or, for employees retiring at the end of 2015, $72,636. The executive’s annual earnings taken into account under each formula include base salary and cash incentive awards, but may not exceed an IRS-prescribed limit applicable to tax-qualified plans ($265,000 for 2015).
The benefit an employee earns is payable starting at retirement on a monthly basis for life. Benefits are computed on the basis of the life annuity form of pension, with a normal retirement age of 65. Benefits are reduced for retirement prior to age 60 for employees with 20 years of credited service and reduced further prior to age 65 for other employees. Employees vest in the Talen Energy Retirement Plan after five years of credited service, including pre-Transaction service as employees of PPL. In addition, the plan provides for a lump sum form of payment as well as joint and survivor annuity choices and does not require employee contributions.
Benefits under the Talen Energy Retirement Plan are subject to the limitations imposed under Section 415 of the Internal Revenue Code. The Section 415 limit for 2015 was $210,000 per year for a single life annuity payable at an IRS-prescribed retirement age. Benefits in excess of these federal limits are payable from company funds under the Talen Energy Supplemental Compensation Pension Plan described below.
Talen Energy Supplemental Compensation Pension Plan:   The Talen Energy Supplemental Compensation Pension Plan is a nonqualified plan. All employees who participate in the Talen Energy Retirement Plan are eligible to participate in the Talen Energy Supplemental Compensation Pension Plan. All of our NEOs participate in this plan. The benefit formula is the same as the Talen Energy Retirement Plan, but it reflects compensation in excess of the IRS-prescribed limit of  $265,000 for 2015. The plan benefit is calculated using all Talen Energy affiliated company service and historical PPL Corporation service.
Upon retirement, this plan will only pay out the “excess” benefit above and beyond the Talen Energy Retirement Plan and the frozen benefits payable from the PPL Supplemental Executive Retirement Plan (the “PPL SERP”) and the PPL Supplemental Compensation Pension Plan (the “PPL Excess Plan”), for those who were participants in those PPL plans.

Talen Montana Retirement Plan:   The Talen Montana Retirement Plan, in which Mr. Farr became a participant before he became an officer of the company, is a defined benefit plan that covers approximately 332 active employees as of December 31, 2015, and utilizes a hypothetical account balance to determine a monthly retirement annuity when an individual retires (known as a “cash balance plan”). The Talen Montana Retirement Plan was closed to new salaried employees after December 31, 2011 and was closed to new collectively bargained employees as the contracts came due, the last one of which was effective September 1, 2014. Age 65 is the normal retirement age, but an individual may receive a reduced benefit as early as age 50 if the participant has at least five years of service.
The benefit formula for yearly increases to the hypothetical account balance is an increasing scale, based on age plus years of service. A participant whose age plus years of service is 32 or lower receives the minimum yearly credit of 5% of compensation plus 1.5% of compensation that is in excess of 50% of the Social Security Wage Base for that year. “Compensation” generally means base salary. The amount credited increases as age plus years of service increases, up to a maximum credit, at age plus years of service of 75 or above, of 14% of compensation plus 6% of compensation that is in excess of 50% of the Social Security Wage Base. A participant has a vested right to a benefit under this plan after three years of service. Benefits are paid as a monthly annuity amount for life, or as a joint and survivor annuity. The amount of the annuity is determined by converting the hypothetical account balance, plus an assumed rate of interest, into a monthly annuity for life or joint lives at the participant’s date of commencement of payment.
Talen Energy Corporation Executive Deferred Compensation Plan (the “Talen EDCP”):   Prior to its termination by the Board of Directors on July 23, 2015, the Talen EDCP permitted participants to defer a portion or all of their cash compensation in excess of the estimated minimum legally required annual payroll tax withholding. A hypothetical account was established for each participant who elected to defer, and the participant selected one or more investment choices that generally mirrored those that were available generally to employees under the Retirement Savings Plan. For additional details on the Executive Deferred Compensation Plan, see the 2015 Nonqualified Deferred Compensation table on page 45. Company matching contributions of up to 100% of voluntary contributions were made under this plan on behalf of participating officers to make up for matching contributions that would have been made on behalf of such officers under tax-qualified plans but for the imposition of maximum statutory limits on qualified plan benefits (for example, annual limits on eligible pay and contributions). Executive officers who reached the maximum limits in the Retirement Savings Plan were generally eligible for matching contributions under the EDCP. There was no vesting requirement for the company matching contributions.
Pre-Transaction PPL Supplemental Executive Retirement Plan (“PPL SERP”):   Prior to the Transaction, PPL offered its PPL SERP to select executives, including Messrs. Farr, Rausch and Schinski. None of these participants was vested in the PPL SERP prior to the Transaction, but each was provided full vesting at the time of the Transaction as a condition of his termination of employment with PPL. Talen Energy is not providing a comparable benefit to its NEOs.
Pre-Transaction PPL Supplemental Compensation Pension Plan (“PPL Excess Plan”):   Prior to the Transaction, PPL offered its PPL Excess Plan to all employees who were eligible to participate in the PPL Retirement Plan (the successor of which is the Talen Retirement Plan) but were not eligible to participate in the PPL SERP. Messrs. McGuire and Hopf participated in the PPL Excess Plan prior to the transaction. The provisions of the PPL Excess Plan are generally consistent with the provisions of the Talen Energy Supplemental Compensation Pension Plan.
Pre-Transaction PPL Non-Qualified Deferred Compensation Plan:   Prior to the Transaction, PPL offered the PPL Executive Deferred Compensation Plan (the “PPL EDCP”) to select participants, including all of our NEOs. The PPL EDCP permitted participants to defer a portion or all of their cash compensation in excess of the estimated minimum legally required annual payroll tax withholding. In addition, PPL made matching contributions to this plan during 2015 of up to 3% of a participant’s cash compensation (base salary plus annual cash incentive award) to match executive contributions that would have been made to PPL’s tax-qualified 401(k) deferred savings plan, also known as the Deferred Savings Plan, except for Internal Revenue Service-imposed limitations on those contributions. A hypothetical account was established for each participant who elected to defer, and the participant selected one or more investment choices that generally mirrored those that were available generally to employees under PPL’s Deferred Savings Plan.

Additional details on these plans are provided under Pension Benefits in 2015 at page 44 and 2015 Nonqualified Deferred Compensation beginning on page 45.
Employment Agreements
We generally do not enter into traditional employment agreements with our NEOs. Generally, our NEOs are “employees-at-will” whose employment is conditioned on performance and subject to termination by the company at any time.
Severance Benefits
PPL adopted an Executive Severance Plan in 2012 that provided severance benefits for its executive officers, including Mr. Farr, who are terminated for reasons other than cause. The key features of the plan that applied to Mr. Farr included (1) two years of base pay; (2) an allowance for benefit continuation; and (3) outplacement or career services support. Severance benefits payable under this program were conditioned on the executive officer agreeing to release the company from any liability arising from the employment relationship.
To continue to retain and protect its executives following the Transaction, the CGNC has adopted the Talen Energy Executive Severance Plan that provides all of Talen Energy’s NEOs with payments in the event of an involuntary termination without cause equal to 24 months’ salary, select benefit continuation during the severance period, and reimbursement for the cost outplacement services. The affected NEO must agree to a release of all claims and actions against Talen Energy or its subsidiaries in order to receive severance benefits. NEOs who are terminated for cause or who voluntarily terminate employment for any reason are not eligible to receive severance payments. Additional details on the potential payments due under this plan are provided under Potential Payments Upon Termination or Change in Control of Talen Energy at page 46.
Change in Control Protections
The Company has change in control agreements with the President and Chief Executive Officer, the Senior Vice President, Chief Financial Officer and Chief Accounting Officer, the Senior Vice President and Chief Commercial Officer, and the Senior Vice President and Chief Nuclear Officer that provide benefits to them upon specified terminations of employment in connection with a change in control of Talen Energy. The benefits provided under these agreements replace any other severance benefits provided to these officers by Talen Energy, including the Executive Severance Plan or any prior severance agreement. The Company believes NEOs who are terminated without cause or who resign for “good reason” (as defined in “Change in Control Arrangements” below) in connection with a change in control of Talen Energy should be provided separation benefits. These benefits are intended to ensure that NEOs focus on serving the company and shareowner interests without the distraction of possible job and income loss. The major components of the Company’s change in control protections are:
•
accelerated vesting of specific outstanding equity awards in order to protect executives’ equity-based award value from an acquirer;

•
cash severance benefits; and

•
benefit continuation for the duration of the cash severance benefit.

Talen Energy’s change in control benefits are consistent with the practices of companies with whom it competes for talent and assist in retaining executives and recruiting new executives to the Company. Please refer to Potential Payments Upon Termination or Change in Control of Talen Energy at page 46 for more detail on these arrangements.
Tax and Accounting Considerations
Section 162(m).   Section 162(m) of the Internal Revenue Code generally provides that publicly held corporations may not deduct in any taxable year specified compensation in excess of  $1,000,000 paid to the principal executive officer and the next three most highly compensated executive officers (excluding the principal financial officer). Performance-based compensation in excess of  $1,000,000 is deductible if specified criteria are met, including stockholder approval of applicable plans. In this regard, the Talen

Energy Corporation Short-term Incentive Plan is designed to enable us to make cash awards to officers that are deductible under Section 162(m). Similarly, our Stock Incentive Plan is structured to enable grants of equity-based incentive awards to be deductible under Section 162(m). The CGNC generally seeks ways to limit the impact of Section 162(m). However, the CGNC believes that the tax deduction limitation should not compromise our ability to establish and implement incentive programs that support the compensation objectives discussed above. Accordingly, achieving these objectives and maintaining required flexibility in this regard may result in payments of compensation or grants of awards that are not deductible for federal income tax purposes.
2015 SUMMARY COMPENSATION TABLE
The following table shows the compensation earned by or awarded to our NEOs during fiscal year 2015.
Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Paul A. Farr President and Chief Executive Officer	2015	895,359	—	4,833,357	2,343,356	1,161,979	243,101	39,222	9,516,374
Jeremy R. McGuire SVP, Chief Financial Officer and Chief Accounting Officer	2015	466,958	—	915,377	422,569	319,656	—	8,183	2,132,743
Clarence J. Hopf, Jr. SVP and Chief Commercial Officer	2015	345,833	—	617,212	355,204	209,114	—	21,067	1,548,430
Timothy S. Rausch SVP and Chief Nuclear Officer	2015	489,745	—	1,112,390	314,093	306,111	142,526	21,573	2,386,438
James E. Schinski SVP and Chief Administrative Officer	2015	393,750	—	805,847	315,738	226,071	120,240	22,271	1,883,917

(1)
Includes payments made by PPL for services provided prior to the Transaction, and by the Company after the Transaction.

(2)
This column represents the aggregate grant date fair value of restricted stock units and performance units at target as calculated under ASC Topic 718, without taking into account estimated forfeitures. Includes stock awards made by PPL prior to the Transaction, and by the Company after the Transaction. Values are calculated using the closing price of PPL’s and the Company’s common stock on the dates of the grants. Assuming that the maximum number of performance units were issued, the amounts shown would be as follows: Mr. Farr — $5,678,456; Mr. McGuire — $1,082,630; Mr. Hopf — $722,317; Mr. Rausch — $1,382,974; and Mr. Schinski — $972,090. For additional information on the assumptions made in the valuation of performance units, refer to Note 8 to the Company’s financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC. Please see 2015 Grants of Plan-Based Awards on page 40 for further information about the stock awards made in 2015 by PPL and the Company.

(3)
This column represents the aggregate grant date fair value of stock options as calculated under ASC Topic 718, without taking into account estimated forfeitures. Includes option awards made by PPL prior to the Transaction and by the Company after the Transaction. Please see 2015 Grants of Plan-Based Awards on page 40 for a further information about the option awards made in 2015 by PPL and the Company.

(4)
Includes cash incentive payments made by PPL for services provided prior to the Transaction and by the Company after the Transaction.

(5)
This column represents the sum of the changes in the actuarial present value of accumulated benefit in the Talen Energy Retirement Plan, the Talen Supplemental Compensation Pension Plan, the PPL

Supplemental Executive Retirement Plan, the PPL Subsidiary Retirement Plan and the Talen Montana Retirement Plan for Mr. Farr. This column represents the sum of the changes in the actuarial present value of accumulated benefit in the Talen Energy Retirement Plan, the Talen Supplemental Compensation Pension Plan and the PPL Supplemental Executive Retirement Plan for Mr. Rausch and Mr. Schinski. This column represents the sum of the changes in the actuarial present value of accumulated benefit in the Talen Energy Retirement Plan, the Talen Supplemental Compensation Pension Plan and the PPL Supplemental Compensation Pension Plan for Mr. McGuire. This column represents the sum of the changes in the actuarial present value of accumulated benefit in the Talen Energy Retirement Plan and the PPL Supplemental Compensation Pension Plan for Mr. Hopf. The period during which accruals occurred for each plan were as follows: (i) PPL Supplemental Executive Retirement Plan: 1/1/2015 – 5/31/2015, (ii) PPL Supplemental Compensation Pension Plan: 1/1/2015 – 5/31/2015, (iii) Talen Energy Retirement Plan: 1/1/2015 – 12/31/2015, (iv) Talen Montana Retirement Plan: 1/1/2015 – 12/31/2015, (v) Talen Supplemental Compensation Pension Plan: 6/1/2015 – 12/31/2015. For Messrs. Farr, Rausch and Schinski, this column also includes the change in market value of the PPL Corporation Executive Deferred Compensation Plan over the last fiscal year.
(6)
The table below reflects the components of this column, which include PPL’s matching contribution for each individual’s 401(k) plan contributions under respective savings plans, PPL’s matching contribution for each individual’s contributions under its nonqualified deferred compensation (“NQDC”) plans, and the perquisites of financial and tax planning (from Talen Energy) and company-paid life insurance premiums (from PPL and Talen Energy). Talen Energy made no matching contribution for these individual’s 401(k) plan contributions under its savings plans, because each individual made their maximum allowable contributions prior to the Transaction.

Named Executive Officer	401(k) Employer Matching Contributions ($)	NQDC Employer Matching Contributions ($)	Financial and Tax Planning ($)	Life Insurance Premiums ($)	Total ($)
Paul A. Farr	7,950	28,588	—	2,684	39,222
Jeremy R. McGuire	7,950	—	—	233	8,183
Clarence J. Hopf Jr.	18,550	—	—	2,517	21,067
Timothy S. Rausch	7,950	4,256	6,800	2,567	21,573
James E. Schinski	7,950	8,197	5,138	986	22,271
2015 GRANTS OF PLAN-BASED AWARDS
The following table provides information regarding grants of plan-based incentive awards made to our NEOs during 2015.
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Paul A. Farr	Annual Incentive Plan		304,792	609,583	1,219,166
	Annual Incentive Plan (PPL)		128,993	257,985	515,970
	Stock Option	6/8/15								477,262	19.00	2,343,356
	Restricted Stock Unit(5)	6/8/15							123,134			2,337,083
	Restricted Stock Unit (PPL)(6)	1/22/15							33,210			1,185,597
	Performance Unit	7/1/15				15,478	61,912	123,824				1,310,677

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jeremy R. McGuire
	Annual Incentive Plan		94,529	189,058	378,116
	Annual Incentive Plan (PPL)		33,333	66,666	133,332
	Stock Option	6/8/15								86,063	19.00	422,569
	Restricted Stock Unit(5)	6/8/15							22,204			421,432
	Restricted Stock Unit (PPL)(6)	3/1/15							6,570			234,549
	Performance Unit	7/1/15				3,063	12,253	24,506				259,396
Clarence J. Hopf Jr.
	Annual Incentive Plan		58,334	116,667	233,334
	Annual Incentive Plan (PPL)		25,313	50,625	101,250
	Stock Option	6/8/15								72,343	19.00	355,204
	Restricted Stock Unit(5)	6/8/15							18,664			354,243
	Restricted Stock Unit (PPL)(6)	1/22/15							2,800			99,960
	Performance Unit	7/1/15				1,925	7,700	15,400				163,009
Timothy S. Rausch
	Annual Incentive Plan		71,429	142,858	285,716
	Annual Incentive Plan (PPL)		51,015	102,030	204,060
	Stock Option	6/8/15								63,970	19.00	314,093
	Restricted Stock Unit(5)	6/8/15							16,504			313,246
	Restricted Stock Unit (PPL)(6)	1/22/15							10,630			379,491
	Performance Unit	7/1/15				4,956	19,823	39,646				419,653
James E. Schinski
	Annual Incentive Plan		58,334	116,667	233,334
	Annual Incentive Plan (PPL)		32,083	64,166	128,332
	Stock Option	6/8/15								64,305	19.00	315,738
	Restricted Stock Unit(5)	6/8/15							16,591			314,897
	Restricted Stock Unit (PPL)(6)	1/22/15							6,530			233,121
	Performance Unit	7/1/15				3,045	12,179	24,358				257,829

(1)
These columns show the total potential payout range under Talen Energy’s and PPL’s 2015 annual cash incentive award programs. For additional information, see Annual Cash Incentive Compensation beginning on page 28. Under each program, the cash incentive payout range is from 50% to 200% of target. If the actual performance falls below the 50% payout level, the payout is zero. The amounts for the PPL annual cash incentive plan were determined based upon salaries and bonus award targets prior to the Transaction.
(2)
These columns show the potential payout range for the performance units granted in 2015 to the NEOs under Talen Energy’s 2015 Stock Incentive Plan. For additional information, see Long-Term Equity-Based Incentive Awards — 2015 Post-Transaction Long-Term Incentive Award Grants beginning on page 31. The payout range for performance unit awards granted in 2015 is from 25% to 200% of target, with 0% payment for below-threshold performance. The performance period is June 2015 to December 2017.

(3)
This column shows the number of stock options granted in 2015 to the NEOs under Talen Energy’s 2015 Stock Incentive Plan. In general, the awards will vest in three equal annual installments, beginning on June 8, 2016. The exercise price for each stock option was set as the closing price of the Company’s common stock on the grant date, and the options will terminate ten years from the grant date, or June 8, 2025. For additional information, see Long-Term Equity-Based Incentive Awards — 2015 Post-Transaction Long-Term Incentive Award Grants beginning on page 31.

(4)
This column shows the grant date fair value, as calculated under ASC Topic 718, of the performance units, restricted stock units and stock options granted to the NEOs, without taking into account estimated forfeitures.

(5)
This row shows the number of restricted stock units granted in 2015 to the NEOs under Talen Energy’s 2015 Stock Incentive Plan. In general, restrictions on the awards will lapse on June 8, 2018, three years from the date of grant. For additional information, see Long-Term Equity-Based Incentive Awards — 2015 Post-Transaction Long-Term Incentive Award Grants beginning on page 31.

(6)
These rows represent grants of performance-contingent PPL Restricted Stock Units that were granted to our NEOs by PPL prior to the Transaction. These Restricted Stock Units were earned based on 2015 PPL financial performance, and will cliff vest in January 2019. For additional information, see Long-Term Equity-Based Incentive Awards — 2015 Pre-Transaction PPL Long-Term Incentive Award Grants on page 31.

2015 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table provides information on all unexercised stock option awards, as well as all unvested restricted stock and restricted stock unit awards and target unearned and unvested performance units, as of December 31, 2015 for each NEO. Each stock option grant, as well as each grant of performance units that is unearned and unvested, is shown separately for each NEO, and the restricted stock or restricted stock units that have not vested are shown in the aggregate. The market value of the stock awards is based on the closing price of the Company’s common stock on the NYSE as of December 31, 2015, the last trading day of 2015, which was $6.23. For additional information about stock awards, see Long-Term Equity-Based Incentive Awards — 2015 Post-Transaction Long-Term Incentive Award Grants beginning on page 31.
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Paul A. Farr	6/8/2015(1)	—	477,262	19.00	6/7/2025
	6/8/2015(2)					123,824	771,424
	7/1/2015(3)							15,478	96,428

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jeremy R. McGuire	6/8/2015(1)	—	86,063	19.00	6/7/2025
	6/8/2015(2)					22,204	138,331
	7/1/2015(3)							3,063	19,082
Clarence J. Hopf Jr.	6/8/2015(1)	—	72,343	19.00	6/7/2025
	6/8/2015(2)					18,664	116,277
	7/1/2015(3)							1,925	11,993
Timothy S. Rausch	6/8/2015(1)	—	63,970	19.00	6/7/2025
	6/8/2015(2)					16,504	102,820
	7/1/2015(3)							4,956	30,876
James E. Schinski	6/8/2015(1)	—	64,305	19.00	6/7/2025
	6/8/2015(2)					16,591	103,362
	7/1/2015(3)							3,045	18,970

(1)
Stock options expire ten years from the grant date and vest ratably over three years on the anniversary date of the grant. The vesting dates of unvested stock option awards for the NEOs are:

	Grant Date	Vesting Dates
Name		6/8/2016	6/8/2017	6/8/2018
Paul A. Farr	6/8/2015	159,087	159,087	159,088
Jeremy R. McGuire	6/8/2015	28,687	28,688	28,688
Clarence J. Hopf, Jr.	6/8/2015	24,114	24,114	24,115
Timothy S. Rausch	6/8/2015	21,323	21,323	21,324
James E. Schinski	6/8/2015	21,435	21,435	21,435
(2)
These RSUs cliff vest three years from the date of grant:

	Grant Date	Vesting Date
Name		6/8/2018
Paul A. Farr	6/8/2015	123,134
Jeremy R. McGuire	6/8/2015	22,204
Clarence J. Hopf, Jr.	6/8/2015	18,664
Timothy S. Rausch	6/8/2015	16,504
James E. Schinski	6/8/2015	16,591
(3)
The number of performance units granted in 2015 disclosed in the table for each NEO represents the threshold payout amount for 2015 awards. These awards will vest based on actual performance over the thirty month performance period (June 2015 through December 2017). Potential earned awards range from 0% to 200% of target number of shares covered by the awards. To the extent that dividends are paid on Talen Energy common stock while performance units remain outstanding, the number of shares underlying the performance units will be increased to reflect the value of such dividends, with such additional shares subject to the same payment terms and conditions as the underlying performance units.

2015 OPTION EXERCISES AND STOCK VESTED
None of our NEOs exercised stock options or vested in stock awards granted by the Company during fiscal year 2015. The following table provides information for each of the NEOs with respect to (1) PPL stock option award exercises during 2015, including the number of shares of PPL common stock acquired or treated as acquired upon exercise and the value realized, and (2) the number of shares of PPL common stock acquired during 2015 upon the vesting of PPL stock awards in the form of restricted stock units and the value realized, each before payment of any applicable withholding tax and broker commissions.
	PPL Stock Option Awards		PPL Stock Awards
Name	Number of PPL Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of PPL Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Paul A. Farr	773,412	5,579,201	56,137	1,869,311
Jeremy R. McGuire	152,101	464,147	14,013	452,122
Clarence J. Hopf, Jr.	15,467	47,258	1,091	36,169
Timothy S. Rausch	39,000	391,170	22,673	754,562
James E. Schinski	35,762	386,230	14,209	466,860
PENSION BENEFITS IN 2015
The following table sets forth information on the pension benefits for the NEOs under each of the following pension plans during 2015 (please refer to Other Compensation Matters — Benefits and Perquisites — Retirement Plans beginning on page 35 for further details on each plan):
Named Executive Officer (NEO)	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Paul A. Farr	PPL Consolidated SERP	17.0	4,356,119	—
	Talen Excess Plan	17.6	—	—
	Talen Montana Retirement Plan	4.8	54,401	—
	Talen Energy Retirement Plan	11.3	497,191	—
Jeremy R. McGuire	PPL Excess Plan	7.1	255,089	—
	Talen Excess Plan	7.7	4,205	—
	Talen Energy Retirement Plan	7.7	296,349	—
Clarence J. Hopf, Jr.	Talen Energy Retirement Plan	2.7	165,799	—
	PPL Excess Plan	2.7	53,870	—
Timothy S. Rausch	PPL Consolidated SERP	5.8	686,784	—
	Talen Excess Plan	6.4	—	—
	Talen Energy Retirement Plan	6.4	317,735	—
James E. Schinski	PPL Consolidated SERP	6.2	576,779	—
	Talen Excess Plan	6.8	—	—
	Talen Energy Retirement Plan	6.8	360,315	—

(1)
The assumptions used in estimating the present values of each NEO’s accumulated pension benefits are:

Plan	Assumed Retirement Date(a)	Discount Rate	Post-Retirement Mortality(b)
Talen Energy Retirement Plan	60	4.65%
RP-2014 gender specific healthy annuitant tables with white collar adjustment (removing MP-2014 improvement projections from 2006 – 2014) and applying Scale BB 2-Dimensional mortality improvements from 2006 on a generational basis

PPL Supplemental Compensation Pension Plan (the “PPL Excess Plan”)	60	4.60%
Talen Montana Retirement Plan	65	4.68%

Plan	Assumed Retirement Date(a)	Discount Rate	Post-Retirement Mortality(b)
Talen Energy Supplemental Compensation Pension Plan (the “Talen Excess Plan”)	60	4.65%
50%/50% blend of the male and female RP-2014 healthy annuitant tables with no collar adjustment (removing MP-2014 improvement projections from 2006 – 2014) and applying Scale BB 2-Dimensional mortality improvements from 2006 on a generational basis

PPL Supplemental Executive Retirement Plan	60	4.63%

(a)
This column reflects the age at which retirement may occur without any reduction in benefits. For the Talen Energy Retirement Plan, the Talen Energy Supplemental Compensation Pension Plan and the PPL Supplemental Compensation Pension Plan an employee may retire without any reduction in benefits at age 60 provided that the employee has at least 20 years of service.

(b)
For the Talen Energy Retirement Plan, this column reflects the mortality assumption for annuity payments. The form of payment assumption for the Talen Energy Retirement Plan is that 50% of participants will elect an annuity and 50% of participants will elect a lump sum payment. The Post-Retirement Mortality for lump sum payments in the Talen Energy Retirement Plan is a 50%/50% blend of the male and female RP-2014 healthy annuitant tables with no collar adjustment (removing MP-2014 improvement projections from 2006 – 2014) and applying Scale BB 2-Dimensional mortality improvements from 2006 on a generational basis.

2015 NONQUALIFIED DEFERRED COMPENSATION
The PPL Executive Deferred Compensation Plan allowed participants prior to the Transaction to defer all or a portion of their cash compensation in excess of the required minimum payroll taxes. In addition, the Company made notional matching contributions to this plan during 2015 of up to 3% of an executive’s cash compensation (base salary plus annual cash incentive award) to match executive contributions that would have been made to PPL’s tax-qualified 401(k) deferred savings plan, also known as the Deferred Savings Plan, except for Internal Revenue Service-imposed limitations on those contributions. The PPL Executive Deferred Compensation Plan is unfunded and is not qualified for tax purposes. All benefits under this plan are subject to the claims of PPL’s creditors in the event of bankruptcy. A hypothetical account is established for each participant who elects to defer, and the participant selects one or more deemed investment choices that generally mirror those that are available to employees under the Deferred Savings Plan at Fidelity Investments. These investment accounts include large, mid and small cap index and investment funds, international equity index funds, target date funds, bond funds and a stable value fund. Earnings and losses on each account are determined based on the performance of the investment funds selected by the participant. PPL maintains each account as a bookkeeping entry. During 2015, Messrs. Farr, Rausch and Schinski notionally invested in one or more of those funds. In general, the NEOs who participate in this plan cannot withdraw any amounts from their deferred accounts until they either leave or retire from the Company. PPL’s Corporate Leadership Council, which currently consists of its chief executive officer, chief financial officer and general counsel, has the discretion to make a “hardship distribution” if there is an unforeseeable emergency that causes a severe financial hardship to the participant. Participants may elect distribution in one or more annual installments for a period of up to 15 years, provided the participant complies with the election and timing rules of Section 409A of the Internal Revenue Code.
The Talen Energy Executive Deferred Compensation Plan was structured similarly to the PPL Executive Deferred Compensation Plan, but was terminated on July 23, 2015, with no contributions made into it by any of our NEOs.
Please see Other Compensation Matters — Benefits and Perquisites — Retirement Plans beginning on page 35 for further details.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Paul A. Farr	560,930	28,588	65,345	—	4,259,784
Jeremy R. McGuire	—	—	—	—	—
Clarence J. Hopf, Jr.	—	—	—	—	—
Timothy S. Rausch	19,223	4,256	7,638	—	843,246
James E. Schinski	7,679	8,197	(12,437)	—	610,246

(1)
Amounts shown in this column are Company matching contributions during 2015 and are included in the Summary Compensation Table for 2015 under the heading “All Other Compensation.”

(2)
Reflects aggregate earnings for 2015; eligible executives were able to invest in a mixture of stocks, bonds and short-term investments, with rates of return ranging from -1.9% to 1.7%.

(3)
Represents the total balance of each applicable executive’s account as of December 31, 2015.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL OF TALEN ENERGY
Change in Control Arrangements
For Messrs. McGuire, Hopf, and Rausch (Non-CEO CIC Agreements)
In December 2015 the Company entered into change in control severance agreements with Messrs. McGuire, Hopf, and Rausch (“Non-CEO CIC Agreements”) that provide benefits to these officers upon qualifying terminations of employment in connection with a change in control of the Company (a so-called “double trigger”). The Non-CEO CIC Agreements define “Change in Control” as the occurrence of any of the following specific events:
•
an investor or group acquires 30% or more of the Company’s common stock within a twelve-month period;

•
a reorganization, recapitalization, merger or consolidation occurs that results in the current stockholders owning less than 70% of the common stock of the Company or the surviving entity;

•
the sale or disposition of all or substantially all of the Company’s assets; or

•
a change in the majority of the members of our Board of Directors occurs.

A voluntary termination of employment by the NEO would only result in the payment of benefits if there was “good reason” for leaving after a change in control or during a potential change in control. “Good reason” is defined to include a number of circumstances where the NEO has a substantial adverse change in the employment relationship or the duties assigned. For example, a reduction in salary, a relocation of the place of work of more than 30 miles, or a cutback or exclusion from a compensation plan, pension plan or welfare plan would constitute “good reason.” The benefits provided under these agreements replace any other severance benefits that the Company or any prior severance or change in control agreement would provide to these NEOs.
There is no benefit payable before or after a change in control if the officer is discharged for “cause.” “Cause” generally means willful conduct that can be shown to cause material injury to the Company or the willful refusal to perform duties after written demand by the Board of Directors.
Each Non-CEO CIC Agreement continues in effect until December 31, 2016, and each is automatically extended annually for an additional one-year period unless either party provides six months’ advance notice of non-renewal. If a change in control occurs during the term of a Non-CEO CIC Agreement, the

Non-CEO CIC Agreement will expire no earlier than 24 months after the month in which the change in control occurs. In the event that an officer ceases to serve in his current position prior to a potential change in control, his Non-CEO CIC Agreement will terminate on such date.
Each Non-CEO CIC Agreement provides that, if an officer is terminated due to a qualifying termination, he will receive (to the extent not previously paid), a lump sum amount equal to the sum of  (i) his full base salary through the termination date, (ii) the value of any annual bonus or cash incentive plan payment he would have received for service in the final calendar year of employment, as if 100% of target goals were achieved, but prorated based on the number of full calendar months of service completed and (iii) the value of any restricted stock units that he would have been awarded for service in the final calendar year of employment, as if 100% of target goals (including time-based vesting requirements) were achieved, but prorated based on the number of full calendar months of service completed. The NEO would also be entitled to receive the following severance payments:
•
a lump-sum payment equal to two times the sum of  (1) his base salary in effect immediately prior to the date of termination or, if higher, immediately prior to the first occurrence of an event or circumstance constituting “good reason,” and (2) the average of annual bonuses earned by him in respect of the last three fiscal years ending immediately prior to the fiscal year in which the termination occurs or, if higher, the fiscal year immediately prior to the fiscal year in which an event or circumstance constituting “good reason” first occurs (provided, that, in the event the officer has not earned bonuses for at least three fiscal years, then such average bonus calculation may be based on either the prior one or two years’ annual bonuses or his annual target bonus, as the case may be);

•
a lump-sum payment equal to the aggregate amount of COBRA premiums otherwise payable for the 24-month period following termination (assuming COBRA would have been available for the 24 months at the rate in effect at date of termination);

•
unpaid incentive compensation that has been allocated or awarded for a previous performance period;

•
vesting of all contingent cash-based incentive compensation awards for all then uncompleted periods, calculated on a prorated basis of months of completed service, assuming achievement at the actual level of performance as of the date of change in control;

•
outplacement services until December 31 of the second calendar year after termination or, if earlier, until the first acceptance by the officer of an offer of employment, but limited to fees of $50,000; and

•
post-retirement health care and life insurance benefits if eligibility would have occurred within the 24-month period following termination or, if more favorable to the officer, within 24 months of the date on which the event or circumstance constituting “good reason” first occurs.

For the CEO
The Company is subject to an Employee Matters Agreement with PPL and other parties, which requires, among other things, that the Company provide former PPL employees, for a period of two years after the Transaction, eligibility to participate in a severance benefit arrangement that provides potential severance benefits that are no less favorable in aggregate value than the severance benefits provided under the severance benefit arrangement in which the former PPL employee was eligible to participate immediately prior to closing of the Transaction. Mr. Farr was subject to a PPL change in control agreement (“PPL CIC Agreement”) prior to the Transaction.
In view of the Employee Matters Agreement and the PPL CIC Agreement to which Mr. Farr was subject, in January 2016 the Company entered into an agreement with Mr. Farr that is based largely on the PPL CIC Agreement, although with certain modifications (the “CEO CIC Agreement”). It provides benefits to him upon a qualifying termination of employment in connection with a change in control of the Company.
The CEO CIC Agreement defines “change in control” as the occurrence of any of the following events:
•
a change in the majority of the members of our Board of Directors occurs;

•
a merger or consolidation of the Company, other than (i) one in which, post-transaction, the current stockholders continue to own at least 60% of the common stock of the Company or the surviving entity or (ii) one effected to implement a recapitalization in which no person is or becomes the owner of 20% of the common stock of the Company;

•
the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

•
the Board adopts a resolution to the effect that a “change in control” has occurred or is anticipated to occur.

The CEO CIC Agreement continues in effect until May 31, 2017. If a change in control occurs during the CIC Agreement’s term, it will expire no earlier than 36 months after the month in which the change in control occurs. In the event that Mr. Farr ceases to serve in his current position prior to a potential change in control, the CEO CIC Agreement will terminate on such date. The Company and Mr. Farr currently intend that, prior to June 1, 2017, the parties will enter into a new change in control agreement that would take effect on that date.
Under this agreement, a voluntary termination of employment by Mr. Farr would only result in the payment of benefits if there was “good reason” for leaving after a change in control or during a potential change in control. “Good reason” is defined to include a number of circumstances where he has a substantial adverse change in the employment relationship or the duties assigned or where he ceases to report directly to an independent board of directors. For example, a reduction in salary, a relocation of the place of work of more than 30 miles, or a cutback or exclusion from a compensation plan, pension plan or welfare plan would constitute “good reason.” The benefits provided under his agreement replace any other severance benefits that the Company or any prior severance or change in control agreement would provide to him.
The CEO CIC Agreement provides that, if he is terminated for any reason following a change in control, he will receive (to the extent not previously paid), a lump sum amount equal to the sum of  (i) his full base salary through the termination date, (ii) the value of any annual bonus or cash incentive plan payment he would have received for service in the final calendar year of employment, as if 100% of target goals were achieved, but prorated based on the number of full calendar months of service completed and (iii) the value of any restricted stock units that he would have been awarded for service in the final calendar year of employment, as if 100% of target goals (including time-based vesting requirements) were achieved, but prorated based on the number of full calendar months of service completed.
The CEO CIC Agreement also provides that Mr. Farr generally will be entitled to the following severance benefits in the event of a qualifying termination in connection with a change in control:
•
a lump-sum payment equal to three times the sum of  (1) Mr. Farr’s base salary in effect immediately prior to the date of termination or, if higher, immediately prior to the first occurrence of an event or circumstance constituting “good reason,” and (2) Mr. Farr’s target annual cash bonus payable in respect of the fiscal year in which the termination occurs or, if higher, immediately prior to the fiscal year in which an event or circumstance constituting “good reason” first occurs;

•
continuation of life, disability, accident, and health benefits substantially similar to those provided to Mr. Farr and his dependents immediately prior to the date of termination or, if more favorable to Mr. Farr, immediately prior to the first occurrence of an event or circumstance constituting “good reason”;

•
post-retirement health care and life insurance benefits if eligibility would have occurred within the 36-month period following termination or, if more favorable to Mr. Farr, within 36 months of the date on which the event or circumstance constituting “good reason” first occurs, commencing on the later of  (i) the date on which such coverage would have first become available and (ii) the date on which the above-referenced benefits continuation would have ceased;

•
unpaid incentive compensation that has been allocated or awarded for a previous performance period;

•
vesting of all contingent incentive compensation awards for all then uncompleted periods, calculated on a prorated basis of months of completed service, assuming achievement at the level of performance that would produce the maximum award;

•
outplacement services for a period of three years or, if earlier, until the first acceptance by Mr. Farr of an offer of employment; and

•
a lump sum amount, in cash, equal to the excess of  (i) the actuarial equivalent of the aggregate retirement pension which Mr. Farr would have accrued under the terms of all pension plans (including tax-qualified, supplemental, and excess defined benefit pension plans), determined as if Mr. Farr were fully vested thereunder and had accumulated after the date of termination thirty-six (36) additional months of service credit thereunder and had been credited under each pension plan during such period with compensation equal to his compensation during the twelve months immediately preceding the date of termination or, if higher, during the twelve months immediately prior to the first occurrence of an event or circumstance constituting good reason, over (ii) the actuarial equivalent of the aggregate retirement pension which Mr. Farr had accrued pursuant to the provisions of the pension plans as of the date of termination.

Mr. Farr will receive no “gross-up” payment to account for any excise tax liability under Section 4999 of the Internal Revenue Code that is triggered by payments under the CEO CIC Agreement. Instead, he will receive either (a) the total payments called for by the CEO CIC Agreement, or (b) $1 less than the amount that would trigger such excise tax, whichever option is more favorable to him on an after-tax basis.
Other than as set forth above, the terms and conditions of Mr. Farr’s agreement, as well as the benefits to be provided thereunder, are substantially the same as the Non-CEO CIC Agreements.
As Mr. Farr’s agreement was entered into in January 2016, its provisions are not reflected in the Payments Upon Termination as of December 31, 2015 table in this Proxy Statement.
Benefits in the Event of an Involuntary Termination Without Cause
The NEOs are entitled to various benefits in the event of a termination of employment, but the value of those benefits and their components vary depending upon the circumstances. A qualifying termination in connection with a change in control of the Company triggers contractual benefits under the change in control arrangements described above. A retirement provides benefits and payments in cash or stock that are set forth in various executive plans referred to above. A termination resulting from death or disability also has a number of benefit consequences under various benefit plans.
Immediately following the Transaction, the Company adopted the Talen Energy Executive Severance Plan, which provides for the payment of severance benefits to certain of its eligible employees, including our NEOs, in the event of an involuntary termination of employment meeting the conditions described in the plan. Participants who voluntarily terminate employment, or whose employment is involuntarily terminated for cause, receive no severance benefits under the plan. If the NEO’s employment is involuntarily terminated without cause and the NEO executes a release from future claims with the Company within 45 days of the termination event, the NEO would be entitled to the following benefits in addition to unpaid salary and benefits for services rendered prior to the termination:
•
Severance pay:   Twenty-four (24) months of the participant’s base salary on the date of the termination.

•
Group benefit continuation:   For the participant and covered family members, a lump sum amount, in cash, equal to the aggregate amount of COBRA premiums otherwise payable by the participant (based upon the COBRA rate in effect on the date of such termination of employment) for the twenty-four (24) month period immediately following the date of termination (assuming for this purpose that COBRA continuation coverage would have been available for such twenty-four (24) month period).

•
Career services:   Outplacement assistance at the level offered to executive level employees for a period of eighteen (18) months, up to a maximum in fees of  $50,000.

PAYMENTS UPON TERMINATION AS OF DECEMBER 31, 2015
The following table provides information regarding potential benefits that would have been payable to our NEOs in the event of termination on December 31, 2015, the last day of our 2015 fiscal year, assuming a fiscal year end stock price of  $6.23, the closing price on December 31, 2015. Messrs. Hopf and Schinski are retirement-eligible (age 55) as of December 31, 2015.
Name	Benefit	Death ($)	Disability ($)	Retirement ($)	Voluntary Termination ($)	Involuntary Termination Not For Cause ($)	Involuntary Termination Not For Cause With Change In Control ($)
Paul A. Farr(7)	Severance Payable in Cash(1)	—	—	—	—	1,900,000	1,900,000
	Pro-Rata Annual Bonus(2)	—	—	—	—	—	—
	Group Benefit Continuation(3)	—	—	—	—	38,252	38,252
	Outplacement Services(4)	—	—	—	—	50,000	50,000
	Talen Energy Supplemental Compensation Pension Plan(5)	—	326,403	—	326,403	326,403	326,403
	Stock Options(6)	—	—	—	—	—	—
	Restricted Stock Units(6)	—	—	—	—	—	—
	Performance Units(6)	—	—	—	—	—	—
Jeremy R. McGuire	Severance Payable in Cash(1)	—	—	—	—	926,000	1,334,696
	Pro-Rata Annual Bonus(2)	—	—	—	—	—	162,050
	Group Benefit Continuation(3)	—	—	—	—	45,466	45,466
	Outplacement Services(4)	—	—	—	—	50,000	50,000
	Talen Energy Supplemental Compensation Pension Plan(5)	290	695	—	695	695	695
	Stock Options(6)	—	—	—	—	—	—
	Restricted Stock Units(6)	—	—	—	—	—	138,331
	Performance Units(6)	—	—	—	—	—	17,224
Clarence J. Hopf, Jr.	Severance Payable in Cash(1)	—	—	—	—	800,000	889,983
	Pro-Rata Annual Bonus(2)	—	—	116,667	—	—	116,667
	Group Benefit Continuation(3)	—	—	—	—	31,879	31,879
	Outplacement Services(4)	—	—	—	—	50,000	50,000
	Talen Energy Supplemental Compensation Pension Plan(5)	—	—	—	—	—	—
	Stock Options(6)	—	—	—	—	—	—
	Restricted Stock Units(6)	—	—	—	—	—	116,277
	Performance Units(6)	—	—	—	—	—	10,824
Timothy S. Rausch	Severance Payable in Cash(1)	—	—	—	—	979,490	1,469,235
	Pro-Rata Annual Bonus(2)	—	—	—	—	—	122,436
	Group Benefit Continuation(3)	—	—	—	—	38,004	38,004
	Outplacement Services(4)	—	—	—	—	50,000	50,000
	Talen Energy Supplemental Compensation Pension Plan(5)	—	31,731	—	31,731	31,731	31,731
	Stock Options(6)	—	—	—	—	—	—
	Restricted Stock Units(6)	—	—	—	—	—	102,820
	Performance Units(6)	—	—	—	—	—	27,865

Name	Benefit	Death ($)	Disability ($)	Retirement ($)	Voluntary Termination ($)	Involuntary Termination Not For Cause ($)	Involuntary Termination Not For Cause With Change In Control ($)
James E. Schinski	Severance Payable in Cash(1)	—	—	—	—	800,000	800,000
	Pro-Rata Annual Bonus(2)	—	—	116,667	—	—	—
	Group Benefit Continuation(3)	—	—	—	—	38,252	38,252
	Outplacement Services(4)	—	—	—	—	50,000	50,000
	Talen Energy Supplemental Compensation Pension Plan(5)	—	—	—	—	—	—
	Stock Options(6)	—	—	—	—	—	—
	Restricted Stock Units(6)	—	—	—	—	—	—
	Performance Units(6)	—	—	—	—	—	—

(1)
For purposes of this table, we have assumed that the NEOs are eligible for benefits under those severance and/or change-in-control agreements in effect as of December 31, 2015. As of December 31, 2015, all NEOs were eligible for benefits under the Talen Energy Executive Severance Plan, while Messrs. McGuire, Hopf and Rausch were eligible for benefits under each of their respective change-in-control severance protection agreements Plan. Mr. Farr’s change-in-control severance protection agreement did not become effective until January 2016.

In accordance with the Talen Energy Executive Severance Plan, the NEOs included in the table are eligible for a payment of severance benefits in the event of an involuntary termination not for cause, if they are not eligible to receive severance payments under another plan or any agreement. Under that plan, each of the NEOs is eligible to receive a cash severance payment equal to two years’ base salary and additional benefits described in notes 2 through 4 below.
Amounts shown as “Severance Payable in Cash” under the “Involuntary Termination Not For Cause With Change In Control” column represent two times the sum of  (1) the applicable NEO’s base salary in effect immediately prior to the date of termination or, if higher, immediately prior to the first occurrence of an event or circumstance constituting “good reason,” and (2) the average of annual bonuses earned by each applicable NEO in respect of the last three fiscal years ending immediately prior to the fiscal year in which the termination occurs or, if higher, the fiscal year immediately prior to the fiscal year in which an event or circumstance constituting “good reason” first occurs (provided, that, in the event the NEO has not earned bonuses for at least three fiscal years, then such average bonus calculation may be based on either the prior one or two years’ annual bonuses or his annual target bonus, as the case may be).
The change-in-control agreements for Messrs. McGuire, Hopf and Rausch do not provide for excise tax gross-up benefits incurred in connection with IRC Section 280G and IRC Section 4999; instead, if an executive’s total benefits payable with a qualifying termination upon a change-in-control are above his or her 280G limit (pursuant to IRC Section 280G and IRC Section 4999), then said executive’s cash severance payments are reduced (if necessary to zero) to the extent necessary so that no portion of the total payable benefits is subject to the excise tax, if, but only if, (a) the net amount of such total payable benefits, as so reduced, (and after deduction of the net amount of federal, state and local income tax on such reduced total payable benefits) is greater than (b) the excess of  (i) the net amount of such total payable benefits, without reduction (but after deduction of the net amount of federal, state and local income tax on such total payable benefits), over (ii) the amount of excise tax to which the executive would be subject in respect of such total payable benefits. The total payable benefits to Messrs. McGuire and Hopf are above their respective 280G limits and therefore subject to the excise tax; on an after tax basis, both executives are better off with a reduction to their respective cash severance payments. Before the cut-back, the cash severance payments for Messrs. McGuire and Hopf were $1,574,200 and $1,200,000, respectively.
(2)
Pursuant to their respective change-in-control severance protection agreements, Messrs. McGuire, Hopf and Rausch are eligible to receive a pro-rata bonus payout upon a qualifying termination and change-in-control in an amount equal to the annual bonus or cash incentive plan payment he would have received for service in the final calendar year of employment, as if 100% of target goals were achieved, but prorated based on the number of full calendar months of service completed. For purposes of the table above, Messrs. McGuire, Hopf and Rausch were assumed to have served the seven months from completion of the spin (June 1, 2015) through December 31, 2015. Messrs. Farr and Schinski are not eligible for a pro-rata bonus payout under the Talen Energy Executive Severance Plan. Messrs. Hopf and Schinski are retirement-eligible as of December 31, 2015. As per Talen Energy’s annual cash incentive plan, they would receive a pro-rata annual bonus upon retirement.
(3)
Pursuant to the Talen Energy Executive Severance Plan (for Messrs. Farr and Schinski) and the respective change-in-control severance protection agreements for each of Messrs. McGuire, Hopf and Rausch, each executive is eligible to receive group benefit continuation under an involuntary termination not for cause and an involuntary termination not for cause with a change-in-control equal to the aggregate amount of COBRA premiums otherwise payable for the 24-month period following termination (assuming COBRA would have been available for the 24 months at the rate in effect at date of termination).

(4)
Pursuant to the Talen Energy Executive Severance Plan (for Messrs. Farr and Schinski) and the respective change-in-control severance protection agreements for each of Messrs. McGuire, Hopf and Rausch, each executive is eligible to receive outplacement services up to a maximum of  $50,000, in the case of Messrs. Mcguire, Hopf and Rausch, until December 31 of the second calendar year after termination or, if earlier, until the first acceptance by the executive of an offer of employment, and in the case of Messrs. Farr and Schinski, for a period of 18 months.

(5)
The present values provided in the Pension Benefits Table reflect theoretical figures prescribed by the SEC for disclosure and comparison purposes. The table above reflects the actual benefits payable under the Talen Supplemental Compensation Pension Plan upon the listed events assuming termination of employment occurred as of December 31, 2015. With the exception of Mr. Hopf who is not eligible to participate in the Talen Supplemental Compensation Pension Plan, upon termination of employment, all participants would receive benefits payable under the Talen Supplemental Compensation Pension Plan as a lump-sum payment, subject to applicable law. The amounts shown in this table represent the values that would have become payable based on a December 31, 2015 termination of employment. Actual payment would be made after December 31, 2015, subject to plan rules and in compliance with Section 409A of the Internal Revenue Code. Benefits payable to participants from the PPL Supplemental Executive Retirement Plan and the PPL Supplemental Compensation Pension Plan are not shown because they are not payable by the Company.

(6)
Total outstanding stock options, restricted stock units and performance units are included in the “Outstanding Equity Awards at Fiscal Year-End 2015” table above; as of December 31, 2015, all Talen equity awarded to the NEOs remained outstanding. Acceleration of outstanding equity awards is not provided under termination scenarios of Death, Disability, Voluntary Termination and Involuntary Termination Not for Cause.

For Messrs. Mcguire, Hopf and Rausch, their respective change-in-control severance protection agreements provide that they are eligible to receive, upon a qualifying termination and change-in-control, the value of any restricted stock units that he would have been awarded for service in the final calendar year of employment, as if 100% of target goals (including time-based vesting requirements) were achieved, but prorated based on the number of full calendar months of service completed. For purposes of this table, the fair market value of all outstanding stock option awards for each named executive officer as of December 31, 2015 was $0.
(7)
As previously noted, Mr.  Farr’s change in control severance protection agreement did not become effective until January 2016. As a result, amounts included under the “Involuntary Termination Not For Cause with Change in Control” column reflect amounts he would be eligible to receive as of December 31, 2015 under the Talen Energy Executive Severance Plan. However, had Mr. Farr’s change-in-control severance protection agreement been effective on December 31, 2015, he would have been eligible to receive the following amounts: Severance Payable in cash — $4,341,235; Pro-Rata Annual Bonus — $522,500; Group Benefit Continuation — $69,475; Outplacement Services — $50,000; Talen Energy Supplemental Compensation Pension Plan — $326,403; Restricted Stock Units — $767,125; and Performance Units — $173,091. Such amounts are calculated using his salary, equity and benefits in effect as of December 31, 2015.

TALEN ENERGY

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TALEN ENERGY CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect eight directors for a term of one year:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Ralph Alexander
02) Frederick M. Bernthal
03) Edward J. Casey, Jr.
04) Philip G. Cox
05) Paul A. Farr
06) Louise K. Goeser
07) Stuart E. Graham
08) Michael B. Hoffman

The Board of Directors recommends you vote FOR the following proposals:

The Board of Directors recommends you vote for the "Every Year" option for the following proposal:

	Every Year	Every 2 Years	Every 3 Years	Abstain
4. To conduct a non-binding, advisory vote on the frequency of holding future non-binding, advisory votes regarding executive compensation; and	☐	☐	☐	☐

5. To consider such other business as may properly come before the meeting or any adjournment or postponement thereof.

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Please indicate if you plan to attend this meeting.	☐	☐

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